Exhibit (a)(1)(A)

U.S. Offer To Purchase For Cash

ALL OUTSTANDING ORDINARY SHARES, NO NOMINAL VALUE, HELD BY U.S. HOLDERS AND

ALL SHARES REPRESENTED BY OUTSTANDING AMERICAN DEPOSITARY SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED,

of

ABLYNX NV

for

€45.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

and

€45.00 PER AMERICAN DEPOSITARY SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST

by

SANOFI

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 4, 2018, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

Sanofi, a société anonyme, organized under the laws of France (“Offeror”), is offering to purchase:

•	up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (the “Company”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

•	up to 100% of the Shares of the Company represented by outstanding American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”), from all holders, wherever located, in each case, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable.

The Company is a Belgian company with Shares listed on the regulated market of Euronext Brussels and ADSs listed on NASDAQ Global Select Market and, as a result, Offeror is offering to purchase all Shares, ADSs, warrants of the Company (“Warrants”) and 3.25% Senior Unsecured Convertible Bonds due on 27 May 2020 issued by the Company on 27 May 2015 in the denomination of €100,000 per bond and listed on the open market Frankfurt MTF (Freiverkehr) (ISIN: BE6278650344) (“Bonds”, and together with the Shares, Warrants and ADSs, the “Securities”) in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the U.S. (the “U.S. Offer” or this “Offer”). Each of the Offers provides equivalent consideration for securities tendered, and each of the Offers is on substantially the same terms. The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.”

The U.S. Offer is open to all holders of ADSs, wherever located, and to all U.S. holders of Shares. Holders of Shares that are not U.S. holders and holders of Warrants and Bonds, wherever located, may not use this Offer Document and may only tender their Securities into the Belgian Offer. A separate prospectus, for use by holders of Securities, wherever located, is being published concurrently in Belgium, as required by the FSMA under Belgian law.

Offeror has agreed to pay an offer price of €45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the

Deposit Agreement), to such holders. All payments to tendering holders of ADSs or U.S. holders of Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the purchase price for the Shares held by U.S. holders or the ADSs, regardless of any extension of the U.S. Offer or any delay in making payment for the Shares held by U.S. holders or the ADSs.

The Company is also required to file a Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) containing the Board of Directors of the Company’s (the “Company Board,” and, each of its members, individually, a “Director”) reasons for recommending, and authorizing and approving, the Heads of Agreement and the transactions contemplated thereby, including the Offers. Holders of ADSs and U.S. holders of Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offers” and “Reasons for the Company Board’s Recommendation.”

The obligation of Offeror to accept for payment and pay for Shares held by U.S. holders and ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the satisfaction of the Offer Conditions, which include, among other conditions: (i) the Minimum Tender Condition (as defined below in the “Summary Term Sheet”) and (ii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offers”). The Antitrust Condition has been satisfied by the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Offers on February 28, 2018 and the clearance by the German Federal Cartel Office of the Offers on February 27, 2018. There is no financing condition to the U.S. Offer.

Offeror intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States (“U.S.”), including the applicable requirements of the U.S. tender offer rules under Regulations 14D and 14E under the Exchange Act. Offeror is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third-party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Offeror has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act. Under the “Tier II” exemption, compliance with the requirements of the home jurisdiction law or practice (in this case, Belgium) will satisfy the requirements of certain of the rules applicable to third-party tender offers under the Exchange Act, including, but not limited to, rules relating to prompt payment, subsequent offering periods and withdrawal rights. Offeror has structured the U.S. Offer on the assumption that the Tier II relief from the U.S. tender rules is available. If this assumption proves to be incorrect, Offeror and the Company shall agree in good faith to an alternative structuring of the U.S. Offer that achieves as close as reasonably practicable the same economic benefits for the U.S. holders of the Shares and the holders of ADSs.

The Company Board has unanimously: (i) declared that the Heads of Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved the Heads of Agreement and approved that the Company enter into the Heads of Agreement and consummate the transactions contemplated thereby, including the Offers, on the terms and subject to the conditions set forth therein, and (iii) determined to recommend that the U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs to Offeror pursuant to the U.S. Offer.

A summary of the principal terms and conditions of the U.S. Offer appears in the “Summary Term Sheet” beginning on page viii of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares and/or ADSs in the U.S. Offer.

To the extent permissible under Rule 14e-5 of the Exchange Act and other applicable law or regulation, Offeror and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Shares of the Company or any securities that are immediately convertible into, exchangeable for, or exercisable for, Shares of the Company, other than pursuant to the Offers, before, during or after the period during which the Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases, and any corresponding legal requirements, will be disclosed and/or enacted, as applicable, as required by law or regulation in Belgium. This information will be disclosed in the United States through amendment to the Schedule TO filed with the SEC, and available for free at the SEC’s website at www.sec.gov.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE U.S. OFFER TO PURCHASE, THE SHARE ACCEPTANCE FORM, THE ADS LETTER OF TRANSMITTAL OR THE SHARE WITHDRAWAL FORM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The date of this Offer to Purchase is April 4, 2018.

The Information Agent for the U.S. Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

IMPORTANT INFORMATION

We are not making the U.S. Offer to, and will not accept any tendered Shares or ADSs from or on behalf of holders of Shares or ADSs residing in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the U.S. Offer to U.S. holders of Shares and holders of ADSs in any such jurisdiction.

Tenders by U.S. Holders of Shares: Any U.S. holder of Shares in book-entry form within Euroclear Belgium desiring to tender all or any portion of the Shares owned by such holder can accept the U.S. Offer by delivering a Share Acceptance Form to the custodian credit institution or financial services institution (a “Custodian Institution”) that holds their Shares.

The Custodian Institution that holds the Shares for which acceptances of the U.S. Offer have been received will effect book-entry transfers in order to hold the tendered Shares under a separate designated securities account for tendered Shares within Euroclear Belgium until the Initial Expiration Date or until the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable. For further information, please review Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.”

Tenders by Holders of ADSs: Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder can accept the U.S. Offer by (1) completing and signing the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to JPMorgan Chase Bank, N.A., as tender agent of Offeror for the ADSs in the U.S. Offer (the “U.S. ADS Tender Agent”), at the address appearing on the back cover page of this Offer to Purchase, (2) tendering such ADSs pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the U.S. Offer — Holders of ADSs” or (3) complying with the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.” Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.

Any holder of ADSs who desires to tender ADSs but cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such ADSs by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.”

Settlement of the Offer Price: The Offer Price for the Shares accepted for payment pursuant to the U.S. Offer will be in Euros and the purchase price for the ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars, converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

Copies of this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal, the related Share Withdrawal Form or any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance including information on how holders of Shares who are not U.S. holders may tender their Shares or to obtain a copy of the Belgian Offer documents, may be directed to MacKenzie Partners, Inc., as information agent, at the telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal, the related Share Withdrawal Form and other tender offer documents may be obtained free of charge from MacKenzie Partners, Inc. or from brokers, dealers, commercial banks, trust companies or other nominees.

All references to “U.S. dollars,” “$” and “USD” are to the currency which is currently legal tender in the United States and all references to “Euros,” “EUR,” and “€” are to the currency which is currently legal tender in Belgium.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should rely only on the information contained in this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, BNP Paribas Fortis NV/SA, as U.S. tender agent of Offeror for the Shares in the U.S. Offer, JPMorgan Chase Bank, N.A., as U.S. tender agent of Offeror for the ADSs in the U.S. Offer, or MacKenzie Partners, Inc., as information agent for the U.S. Offer. You should not assume that the information provided in the U.S. Offer or this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

Subject to applicable law (including Rule 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Offeror or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

i

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Share Acceptance Form, the ADS Letter of Transmittal and the Share Withdrawal Form. You are urged to read carefully this Offer to Purchase, the Share Acceptance Form, the ADS Letter of Transmittal and the Share Withdrawal Form in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Offeror by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”), the Belgian Financial Services and Markets Authority (the “FSMA”) or other public sources at the time of the U.S. Offer. Offeror has not independently verified the accuracy and completeness of such information.

Securities Sought	• up to 100% of the issued and outstanding ordinary shares, no nominal value (the “Shares”) of the Company held by U.S. holders, and

•	up to 100% of the Shares of the Company represented by outstanding American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”), issued by JPMorgan Chase Bank, N.A., acting as depositary (the “Depositary”), pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”) each representing one ordinary share of the Company, from all holders, wherever located.

Price Offered per Share and per ADS	€45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

Initial Expiration Date of U.S. Offer	5:00 p.m., New York City time, on May 4, 2018 (the “Initial Expiration Date”).

Offeror	Sanofi, a French société anonyme.

Dual Offer Structure	Simultaneously with the U.S. Offer, Offeror is making an offer in Belgium to purchase all of the outstanding Shares, Warrants and Bonds, for the equivalent price and on substantially the same terms as the U.S. Offer (the “Belgian Offer” and, together with the U.S. Offer, the “Offers”).

Company Board Recommendation	The Company Board unanimously recommends that U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs pursuant to the U.S. Offer.

QUESTIONS & ANSWERS ABOUT THE OFFERS

Who is offering to buy my Shares and/or ADSs pursuant to the U.S. Offer?

Sanofi, a French société anonyme, is offering to purchase all outstanding Shares held by U.S. holders and all ADSs from all holders, wherever located, at the Offer Price. Sanofi is a global life sciences company committed to improving access to healthcare and supporting the people it serves throughout the continuum of care. From prevention to treatment, Sanofi transforms scientific innovation into healthcare solutions, in human vaccines, rare diseases, multiple sclerosis, oncology, immunology, infectious diseases, diabetes and cardiovascular solutions and consumer healthcare.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “Offeror,” “us,” “we” and “our” to refer to Sanofi and the term “the Company” to refer to Ablynx NV.

See Section 1 — “Terms of the U.S. Offer” and Section 8 — “Certain Information Concerning Offeror.”

What is the Belgian Offer?

Concurrent with the U.S. Offer, Offeror is offering to purchase up to 100% of the outstanding Shares, warrants of the Company (“Warrants”) and 3.25% Senior Unsecured Convertible Bonds due on 27 May 2020 issued by the Company on 27 May 2015 in the denomination of €100,000 per bond and listed on the open market Frankfurt MTF (Freiverkehr) (ISIN: BE6278650344) (“Bonds”), in Belgium (the “Belgian Offer”). The Belgian Offer provides equivalent consideration for securities tendered as the U.S. Offer, and the Belgian Offer is on substantially the same terms as the U.S Offer.

Holders of Warrants, Bonds and non-U.S. holders of Shares may not use this Offer Document and may only tender their Securities into the Belgian Offer. A separate prospectus for use by holders of Warrants, Bonds and non-U.S. holders of Shares is being published concurrently in Belgium, as required by the FSMA under Belgian law.

Why are you making the Offers?

We are making the Offers because we want to acquire control of, and ultimately the entire equity interest in, the Company. Upon completion of the Offers, the Company will become a subsidiary of Offeror. In addition, after completion of the U.S. Offer, we reserve the right to cause the (i) ADSs to be delisted from the NASDAQ Global Select Market (“NASDAQ”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) Shares to be delisted from Euronext Brussels.

Who can participate in the U.S. Offer?

All U.S. holders of Shares (the “U.S. holders”) may tender their shares into either the U.S. Offer or the Belgian Offer. Holders of ADSs, wherever located, must tender their ADSs into the U.S. Offer only.

See Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.”

Who can participate in the Belgian Offer?

Holders of Warrants, Bonds and non-U.S. holders of Shares must tender their Securities into the Belgian Offer. All U.S. holders of Shares may tender their Shares into either the Belgian Offer or the U.S. Offer. For information on how holders of Warrants or Bonds or non-U.S. holders of Shares may tender their Securities or to obtain a copy of the Belgian Offer documents, please contact MacKenzie Partners, Inc., the information agent for the U.S. Offer (the “Information Agent”) at the address and telephone number set forth on the back cover of this Offer to Purchase.

Is Offeror offering to pay in the Belgian Offer the same price per Share offered in the U.S. Offer?

Yes. The price per Share payable by Offeror to holders of Shares tendering their Shares into the Belgian Offer is the same gross price per Share and per ADS payable by Offeror to holders of Shares and/or ADSs tendering their Shares and/or ADSs into the U.S. Offer.

How much are you offering to pay for the Shares and ADSs and what is the form of payment?

Offeror is offering to pay €45.00 per Share and per ADS, net to the seller in cash, without interest. The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

If holders of ADSs wish to receive the Offer Price in Euros instead of U.S. dollars, they may surrender their ADSs to the Depositary in exchange for the withdrawal of Shares represented by the ADSs evidenced thereby in accordance with the terms of the Deposit Agreement. Those Shares may then be tendered into the U.S. Offer or the Belgian Offer, as applicable. Holders of ADSs should refer to the Deposit Agreement and contact the Depositary for further information on such procedures and any related fees.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the U.S. Offer.”

Will you have the financial resources to make payment?

Yes. The consummation of the Offers is not subject to any financing condition. Offeror estimates that the total amount of funds required to consummate the Offers and purchase all of the outstanding Securities subject to the Offers, is approximately €4,000,000,000, including related fees and expenses. Offeror has entered into a €4,200,000,000 term facility agreement pursuant to which BNP Paribas Fortis NV/SA has committed irrevocably to make unconditionally available the funds necessary to finance the purchase of all the outstanding Securities subject to the Offers.

See Section 9 — “Source and Amount of Funds.”

Is there an agreement governing the Offers?

Yes. The Company and Offeror have entered into a Heads of Agreement, dated as of January 28, 2018. The Heads of Agreement provides for, among other things, the terms and conditions of the Offers.

See Section 11 — “The Heads of Agreement; Other Agreements” and Section 15 — “Conditions of the Offers.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Offeror to accept for payment and pay for Shares and ADSs validly tendered (and not withdrawn) pursuant to the Offers are subject to various conditions set forth in Section 15 — “Conditions of the Offers,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been tendered (and not withdrawn) Shares, Warrants, Bonds and ADSs representing at least 75% of the number of Shares (including Shares represented by ADSs).

How long do I have to decide whether to tender my Shares and/or ADSs in the Offer?

You will have until 5:00 p.m., New York City time, on the Initial Expiration Date to tender your Shares and/or ADSs in the U.S. Offer. The term “Initial Expiration Date” means May 4, 2018, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law.

Custodians, banks or brokers may set an earlier deadline for communication by security holders in order to permit such custodian, bank or broker to communicate acceptances to the U.S. Share Tender Agent or U.S. ADS Tender Agent, as applicable, in a timely manner. Accordingly, U.S. holders holding Shares and holders of ADSs through a financial intermediary should comply with the dates communicated by such financial intermediary as such dates may differ from the dates and times noted in this Offer to Purchase.

See Section 1 — “Terms of the U.S. Offer” and Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.”

Can the U.S. Offer be extended and under what circumstances?

Yes. The Belgian Offer is currently scheduled to expire on the Initial Expiration Date. If the Belgian Offer is extended in accordance with Belgian law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the Belgian Offer.

See Section 1 — “Terms of the U.S. Offer.”

Will there be a subsequent offering period?

If, following the Initial Expiration Date, Offeror holds, as a result of the Offers, at least 75% but less than 90% of the Shares (including Shares represented by ADSs) and all of the Offer Conditions have been satisfied (or waived, as applicable), Offeror may, in its sole discretion, elect to provide for a subsequent offering period of at least five (5) Business Days (as defined herein) (a “Voluntary Subsequent Offering Period”). For purposes of this Offer to Purchase, “Business Day” shall mean any day on which the Belgian and French banks and the banks of the state of New York are open to the public, except Saturdays and Sundays, and otherwise as defined pursuant to Exchange Act Rule 14d-1(g)(3). Any Voluntary Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this Offer to Purchase. Any Voluntary Subsequent Offering Period would be an additional period of time, after completion of the purchase of Shares held by U.S. holders and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Initial Expiration Date, during which U.S. holders would be able to tender Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer prior to the Initial Expiration Date. If a Voluntary Subsequent Offering Period is provided, the results of such Voluntary Subsequent Offering Period will be published within five (5) Business Days following the expiration of such Voluntary Subsequent Offering Period and Offeror will pay for Shares and ADSs that were validly tendered and not withdrawn during such Voluntary Subsequent Offering Period within ten (10) Business Days following the publication of such results, in accordance with Belgian law. In no event shall the aggregate amount of time between the commencement of the Offers and the expiration of any Voluntary Subsequent Offering Period exceed ten (10) weeks.

If, following the Initial Expiration Date or following any Voluntary Subsequent Offering Period, Offeror holds, as a result of the Offers, at least 90% of the Shares (including Shares represented by ADSs), Offeror must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). The Mandatory Subsequent Offering Period must be commenced within ten (10) Business Days following the publication of the results of the Offers following the Initial Expiration Date or Voluntary Subsequent Offering Period, as applicable. Such results are published within five (5) Business Days following the Initial Expiration Date or the expiration date of the Voluntary Subsequent Offering Period, as applicable. The Mandatory Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this Offer to Purchase. The Mandatory Subsequent Offering Period would

v

be an additional period of time, after completion of the purchase of Shares held by U.S. holders and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Initial Expiration Date or prior to the date and time of the expiration of the applicable Voluntary Subsequent Offering Period, during which U.S. holders would be able to tender Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer. If the Mandatory Subsequent Offering Period is provided, Offeror shall pay for Shares and ADSs that were validly tendered and not withdrawn during the Mandatory Subsequent Offering Period within ten (10) Business Days following the publication of the results of the Mandatory Subsequent Offering Period, as applicable, in accordance with Belgian law.

If, following a Mandatory Subsequent Offering Period, Offeror holds, as a result of the Offers, less than 95% of the Shares (including Shares represented by ADSs), Offeror may, in its sole discretion, elect to provide for a Voluntary Subsequent Offering Period under the same terms and conditions as the Mandatory Subsequent Offering Period, and in accordance with the Voluntary Subsequent Offering Period procedures as described above, after the publication of the results of the U.S. Offer following the Mandatory Subsequent Offering Period.

See Section 1 — “Terms of the U.S. Offer.”

What are the most significant conditions to the Offers?

The Heads of Agreement provides that Offeror will commence the U.S. Offer as contemporaneously as practicable with the commencement of the Belgian Offer. Offeror’s obligation to accept for payment and pay for ADSs and Shares held by U.S. holders pursuant to the U.S. Offer is subject to the terms and conditions of the Heads of Agreement and the prior satisfaction or waiver of the Minimum Tender Condition and the other Offer Conditions that are described in Section 15 — “Conditions of the Offers.”

Offeror has also committed to: (i) set an initial expiration date (and any subsequent expiration date) of the U.S. Offer as contemporaneously as possible with the end of the then-current acceptance period of the Belgian Offer, (ii) extend the initial expiration period of the U.S. Offer (as extended), as necessary, to be coterminous with the end of the then-current acceptance period of the Belgian Offer, (iii) (x) re-open the Belgian Offer and (y) commence a subsequent offering period with respect to the U.S. Offer, in each case, if necessary (and, in the case of the Belgian Offer, subject to approval by the FSMA) to cross the squeeze-out threshold that applies under Belgian law, (iv) not terminate or withdraw the U.S. Offer prior to any scheduled expiration date, unless the Belgian Offer has been withdrawn (“intrekking”) by Offeror as permitted by Belgian applicable law and (v) bring a “simplified” squeeze-out offer in accordance with Belgian law if the statutory conditions therefore are fulfilled.

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offers.” The Offers are not subject to any financing condition.

If I do not tender my Shares and/or ADSs but the Offers are consummated, what will happen to my Shares and/or ADSs?

If, following the Initial Expiration Date, Offeror holds, as a result of the Offers, at least 75% but less than 90% of the Shares (including Shares represented by ADSs) and all of the Offer Conditions have been satisfied (or waived, as applicable), Offeror may, in its sole discretion, elect to provide a Voluntary Subsequent Offering Period. If, following the Initial Expiration Date or following any Voluntary Subsequent Offering Period, Offeror holds, as a result of the Offers, at least 90% but less than 95% of the Shares (including Shares represented by ADSs), Offeror must provide for the Mandatory Subsequent Offering Period.

If, following the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, Offeror (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, Offeror may, in accordance with Belgian law, proceed with a squeeze-out (the “Squeeze-Out”). The Squeeze-Out must be commenced within three (3) months of the last to expire of the Initial Expiration Date, any Voluntary Subsequent Offering Period, or the Mandatory Subsequent Offering Period, as applicable, and must remain open for at least fifteen (15) Business Days. Pursuant to Belgian law, at the conclusion of the Squeeze-Out, any Shares (including Shares represented by ADSs) not tendered in the Squeeze-Out shall be deemed transferred to Offeror by operation of Belgian law for the Offer Price. The funds necessary to pay for the Offer Price of such untendered Shares will be deposited with the Bank for Official Deposits (Deposito- en Consignatiekas / Caisse des dépôts et consignations) in favor of the holders of Shares who did not previously tender into the U.S. Offer. Holders of ADSs who did not previously tender into the U.S. Offer will have the right to receive an amount equal to the Offer Price.

If, following the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, Offeror (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, any holder of Shares (including Shares represented by ADSs) who have not tendered such Shares (including Shares represented by ADSs) can obligate Offeror to acquire such Shares (including Shares represented by ADSs) at the Offer Price (the “Sell-Out”). A holder of Shares (including Shares represented by ADSs) can exercise its Sell-Out right by requesting payment from Offeror for such Shares within three (3) months of the last to expire of the Initial Expiration Date, any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, by registered mail with acknowledgment of receipt. If a holder of Shares (including Shares represented by ADSs) exercises its Sell-Out right, Offeror shall inform the FSMA of such request, the purchases Offeror makes as a result of the Sell-Out and the price it pays for such purchases.

If Offeror, as a result of the Offers, (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, Offeror intends to proceed with the Squeeze-Out, rendering the Sell-Out unnecessary. However, if Offeror decides not to proceed with the Squeeze-Out, then any holder of Shares (including Shares represented by ADSs) who has not tendered such Shares (including Shares represented by ADSs) can exercise its Sell-Out right.

See Section 1 — “Terms of the U.S. Offer.”

If I accept the U.S. Offer, how will I get paid?

If the Offer Conditions are satisfied (or waived, as applicable) and we accept your validly tendered Shares and/or ADSs for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the U.S. Offer with the U.S. Share Tender Agent and ADSs accepted in the U.S. Offer with the U.S. ADS Tender Agent, as applicable. The U.S. ADS Tender Agent and the U.S. Share Tender Agent will each act as agent for tendering holders of ADSs and tendering U.S. holders of Shares for the purpose of receiving payments from Offeror and transmitting payments subject to any withholding required by applicable law to such holders.

See Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs.”

Until what time may I withdraw previously tendered Shares and/or ADSs?

You may withdraw your previously tendered Shares and/or ADSs at any time before 5:00 p.m., New York City time, on the Initial Expiration Date or the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable.

Your previously tendered Shares may only be validly withdrawn by instructing your securities intermediary to submit, on your behalf, a properly completed Share Withdrawal Form to the U.S. Share Tender Agent in

accordance with the instructions contained therein and in this Offer to Purchase; however, any Shares not tendered during the Squeeze-Out period (including Shares withdrawn and not properly re-tendered) will nonetheless be transferred to Offeror by operation of Belgian law at the end of the Squeeze-Out period.

Your previously tendered ADSs may only be validly withdrawn by instructing your securities intermediary to provide, on your behalf, a notice of withdrawal to the U.S. ADS Tender Agent and, in turn, the U.S. ADS Tender Agent will comply with the procedures of DTC with respect to withdrawals of ADSs and in accordance with the instructions contained in this Offer to Purchase.

See Section 4 — “Withdrawal Rights.”

Has the U.S. Offer been approved by the Board of Directors of the Company?

Yes. The Company Board has unanimously recommended that U.S. holders of Shares and holders of ADSs accept the U.S. Offer and tender their Shares and/or ADSs pursuant to the U.S. Offer.

More complete descriptions of the reasons for the Company Board’s recommendation and approval of the U.S. Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. You should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer” and “Reasons for the Company Board’s Recommendation.”

What will happen to my Warrants or Bonds (if any) in the U.S. Offer?

The U.S. Offer is being made only for Shares held by U.S. holders and ADSs held by all holders, wherever located, and not for Warrants or Bonds. Holders of Warrants, Bonds and non-U.S. holders of Shares may only tender their Securities through the Belgian Offer and its related documentation.

See Section 11 — “The Heads of Agreement; Other Agreements.”

What is the market value of my Shares and/or ADSs as of a recent date?

On January 26, 2018, the last full day of trading before we announced entry into the Heads of Agreement, the reported closing price of the Shares on Euronext Brussels was €37.12 per Share and the reported closing price of the ADSs on NASDAQ was $47.65 per Share. On April 3, 2018, the last full day of trading before commencement of the U.S. Offer, the reported closing price of the Shares on Euronext Brussels was €44.60 per Share and the reported closing price of the ADSs on NASDAQ was $54.55 per Share. We encourage you to obtain a recent market quotation for Shares and/or ADSs before deciding whether to tender your Shares and/or ADSs.

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the U.S. Offer?

No appraisal rights will be available to you in connection with the U.S. Offer. Belgian corporations’ law does not provide for statutory appraisal rights in case of a tender offer.

Whom should I contact if I have questions about the U.S. Offer?

You may contact MacKenzie Partners, Inc., the Information Agent, toll free at (800) 322-2885 or by email at tenderoffer@mackenziepartners.com. See the back cover of this Offer to Purchase for additional contact information.

TO ALL HOLDERS OF ORDINARY SHARES WHO ARE U.S. HOLDERS AND ALL HOLDERS OF SHARES REPRESENTED BY AMERICAN DESPOSITARY SHARES OF ABLYNX NV

INTRODUCTION

Sanofi, a société anonyme, organized under the laws of France (“Offeror”), is offering to purchase:

•	up to 100% of the issued and outstanding ordinary shares, no nominal value (“Shares”) of Ablynx NV, a Belgian naamloze vennootschap (the “Company”) from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

•	up to 100% of the Shares of the Company represented by outstanding American Depositary Shares of the Company (each, an “ADS” and collectively, “ADSs”) issued by JPMorgan Chase Bank, N.A., acting as depositary (the “Depositary”) pursuant to that certain Deposit Agreement, dated as of September 5, 2014, among the Company, the Depositary and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (as amended, the “Deposit Agreement”) from all holders, wherever located, in each case, on the terms and subject to the conditions set forth in this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable.

The Company is a Belgian company with Shares listed on the regulated market of Euronext Brussels and ADSs listed on NASDAQ Global Select Market and Offeror is offering to purchase all Shares, ADSs, warrants of the Company (“Warrants”) and 3.25% Senior Unsecured Convertible Bonds due on 27 May 2020 issued by the Company on 27 May 2015 in the denomination of €100,000 per bond and listed on the open market Frankfurt MTF (Freiverkehr) (ISIN: BE6278650344) (“Bonds”, and together with the Shares, Warrants and ADSs, the “Securities”) in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the U.S. (the “U.S. Offer” or this “Offer”). The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.” Each of the Offers provides equivalent consideration for securities tendered, and each of the Offers is on substantially the same terms.

The U.S. Offer is open to all holders of ADSs, wherever located, and to all U.S holders of Shares. Holders of Shares that are not U.S. holders and holders of Warrants and Bonds, wherever located, may not use this Offer Document and may only tender their Securities into the Belgian Offer. A separate prospectus, for use by holders of Securities, wherever located, is being published concurrently in Belgium, as required by the FSMA under Belgian law.

Offeror has agreed to pay an offer price of €45.00 per Share and per ADS, net to the seller in cash, without interest (the “Offer Price”). The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders. All payments to tendering holders of ADSs or U.S. holders of Shares pursuant to the U.S Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the purchase price for the Shares held by U.S. holders or the ADSs, regardless of any extension of the U.S. Offer or any delay in making payment for the ADSs or the Shares held by U.S. holders. The Heads of Agreement is more fully described in Section 11 — “The Heads of Agreement; Other Agreements.”

The Company is also required to file a Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) containing the Company Board’s reasons for recommending, and authorizing and approving, the Heads of Agreement and the transactions contemplated thereby, including the Offers. Holders of ADSs and U.S. holders of Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Company Board’s Recommendation.”

The obligation of Offeror to accept for payment and pay for Shares held by U.S. holders and/or ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the satisfaction of the Offer Conditions. There is no financing condition to the U.S. Offer.

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Offeror’s and the Company’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Offeror and the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Offeror’s and the Company’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Offeror’s shares could decline, as well as other risks related to Offeror’s and the Company’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, risks associated with intellectual property, including the ability to protect intellectual property and defend patents, future litigation, the future approval and commercial success of therapeutic alternatives, and volatile economic conditions. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the SEC and the AMF made by Offeror, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Offeror’s annual report on Form 20-F for the year ended December 31, 2017, and those listed under “Disclaimer” in the current reports on Form 6-K filed by the Company with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Offeror and the Company do not undertake any obligation to update or revise any forward-looking information or statements.

The U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers.

Certain amounts and percentages presented in this Offer to Purchase have been subject to rounding adjustments and, accordingly, certain totals presented may not correspond to the arithmetic sum of the amounts or percentages that precede them.

THIS OFFER TO PURCHASE, THE RELATED SHARE ACCEPTANCE FORM, THE RELATED ADS LETTER OF TRANSMITTAL AND THE RELATED SHARE WITHDRAWAL FORM CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

1.	Terms of the U.S. Offer

General

The Offers are being made pursuant to that certain Heads of Agreement Relating to a Friendly Tender Offer for Ablynx NV, dated January 28, 2018 (as it may be amended from time to time, the “Heads of Agreement”), by and between Offeror and the Company. Under the Heads of Agreement, subject to the satisfaction or waiver of certain conditions, among other things, Offeror has agreed to acquire in the U.S. Offer Shares held by U.S. holders and the outstanding ADSs, wherever their holders are located, at an offer price of €45.00 per Share or per ADS, net to the seller in cash, without interest. The cash consideration paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

The Heads of Agreement is more fully described in Section 11 — “The Heads of Agreement; Other Agreements.”

Dual Offer Structure

Offeror commenced two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. holders of Shares and (ii) the Belgian Offer, which is open to all holders of Shares, Warrants and Bonds, wherever located.

The Belgian Offer is a voluntary and conditional takeover bid made by Offeror in accordance with the Act of 1 April 2007 on takeover bids (the “Takeover Act”) and Chapter II of the Royal Decree of 27 April 2007 on takeover bids (the “Takeover RD”). The Belgian Offer covers all Shares, Warrants and Bonds, held by holders wherever located, but does not cover ADSs. In accordance with Rule 14d-1 of the Exchange Act, Offeror must permit U.S. holders of Shares to participate in the transaction on terms at least as favorable as those offered in Belgium. After calculating U.S. ownership of Shares and ADSs as of February 6, 2018, which date is between sixty (60) days prior to and thirty (30) days after the public announcement of the U.S. Offer), Offeror and the Company determined that U.S. holders held at such time more than 10% but less than 40% of the then outstanding Shares (including Shares held in the form of ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the U.S. for U.S. holders of Shares and all holders of ADSs, wherever located.

Holders of Shares that are not U.S. holders may not tender their Shares into the U.S. Offer, but may tender their Shares into the Belgian Offer. For additional information on how to tender into the Belgian Offer, please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

The price per Share offered pursuant to the Belgian Offer is equivalent to the price per Share offered pursuant to this Offer to Purchase.

Terms of the U.S. Offer

In this Offer to Purchase, we are offering to pay €45.00 per Share and per ADS, net to the seller in cash, without interest. The cash consideration paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders. The €45.00 amount is equivalent to the price per Share payable by Offeror to all holders of Shares tendering their Shares into the Belgian Offer. All payments to tendering U.S. holders of Shares or holders of ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent.

The U.S. Offer commenced on April 4, 2018 and will expire at 5:00 p.m., New York City time, on May 4, 2018, the “Initial Expiration Date”. Offeror will accept for payment Shares held by U.S. holders or ADSs that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the Initial Expiration Date. If you hold your Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediaries of Shares or ADSs may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to withdraw, as applicable) to ensure that those instructions will be timely received by Euroclear Belgium, with respect to the Shares, or The Depository Trust Company (“DTC”), with respect to the ADSs. U.S. holders of Shares and holders of ADSs are responsible for determining and complying with any applicable cut-off times and dates.

The Belgian Offer is currently scheduled to expire on the Initial Expiration Date. If the Belgian Offer is extended in accordance with Belgian law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the Belgian Offer.

Subsequent Offering Periods and Squeeze-Out

If, following the Initial Expiration Date, Offeror holds, as a result of the Offers, at least 75% but less than 90% of the outstanding Shares (including Shares representing ADSs) and all of the Offer Conditions have been satisfied (or waived, as applicable), Offeror may, in its sole discretion, elect to provide for a subsequent offering period of at least five (5) Business Days (a “Voluntary Subsequent Offering Period”). Any Voluntary Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this Offer to Purchase. Any Voluntary Subsequent Offering Period would be an additional period of time, after completion of the purchase of Shares held by U.S. holders and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Initial Expiration Date, during which U.S. holders would be able to tender Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer prior to the Initial Expiration Date. If a Voluntary Subsequent Offering Period is provided, the results of such Voluntary Subsequent Offering Period will be published within five (5) Business Days following the expiration of such Voluntary Subsequent Offering Period and Offeror will pay for Shares and ADSs that were validly tendered and not withdrawn during such Voluntary Subsequent Offering Period within ten (10) Business Days following the publication of such results, in accordance with Belgian law. In no event shall the aggregate amount of time between the commencement of the Offers and the expiration of any Voluntary Subsequent Offering Period exceed ten (10) weeks.

If, following the Initial Expiration Date or following any Voluntary Subsequent Offering Period, Offeror holds, as a result of the Offers, at least 90% of the outstanding Shares (including Shares representing ADSs), Offeror must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). The Mandatory Subsequent Offering Period must be commenced within ten (10) Business Days following the publication of the results of the Offers following the Initial Expiration Date or Voluntary Subsequent Offering Period, as applicable. Such results are published within five (5) Business Days following the Initial Expiration Date or the expiration date of the Voluntary Subsequent Offering Period. The Mandatory Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this Offer to Purchase. The Mandatory Subsequent Offering Period would be an additional period of time, after completion of the purchase of Shares held by U.S. holders and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Initial Expiration Date or prior to the date and time of the expiration of the applicable Voluntary Subsequent Offering Period, during which U.S.

holders would be able to tender Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer prior to the Initial Expiration Date or prior to the date and time of the expiration of any Voluntary Subsequent Offering, as applicable. If the Mandatory Subsequent Offering Period is provided, Offeror shall pay for Shares and ADSs that were validly tendered and not withdrawn during the Mandatory Subsequent Offering Period within ten (10) Business Days following the publication of the results of the Mandatory Subsequent Offering Period in accordance with Belgian law.

If, following a Mandatory Subsequent Offering Period, Offeror holds, as a result of the Offers, less than 95% of the Shares (including Shares represented by ADSs), Offeror may, in its sole discretion, elect to provide for a Voluntary Subsequent Offering Period under the same terms and conditions as the Mandatory Subsequent Offering Period, and in accordance with the Voluntary Subsequent Offering Period procedures as described above, after the publication of the results of the U.S. Offer following the Mandatory Subsequent Offering Period.

If, following the Initial Expiration Date, the date and time of the expiration any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, Offeror (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, Offeror may, in accordance with Belgian law, proceed with a squeeze-out (the “Squeeze-Out”). The Squeeze-Out must be commenced within three (3) months of the last to expire of the Initial Expiration Date, any Voluntary Subsequent Offering Period or Mandatory Subsequent Offering Period, as applicable, and must remain open for at least fifteen (15) Business Days. The Squeeze-Out period would not be an extension of the U.S. Offer pursuant to this Offer to Purchase. The Squeeze-Out period would be an additional period of time, after completion of the purchase of Shares held by U.S. holders and ADSs validly tendered into and not withdrawn from the U.S. Offer prior to the Initial Expiration Date, prior to the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, during which U.S. holders would be able to tender Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into prior to the Initial Expiration Date, prior to the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period. Offeror shall pay for Shares and ADSs that were validly tendered and not withdrawn during the Squeeze-Out period within ten (10) Business Days following the publication of the results of the Squeeze-Out period in accordance with Belgian law. Pursuant to Belgian law, at the conclusion of the Squeeze-Out, any Shares (including Shares represented by ADSs) not tendered in the U.S. Offer shall be deemed transferred to Offeror by operation of Belgian law for the Offer Price. The funds necessary to pay for the Offer Price of such untendered Shares will be deposited with the Bank for Official Deposits (Deposito- en Consignatiekas / Caisse des dépôts et consignations) in favor of the U.S. holders of Shares who did not previously tender into the U.S. Offer prior to the Squeeze-Out period. Holders of ADSs who did not previously tender into the U.S. Offer prior to the Squeeze-Out period will have the right to receive the Offer Price.

If, following the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, Offeror (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, any holder of Shares (including Shares represented by ADSs) who have not tendered such Shares (including Shares represented by ADSs) can obligate Offeror to acquire such Shares (including Shares represented by ADSs) at the Offer Price (the “Sell-Out”). A holder of Shares (including Shares represented by ADSs) can exercise its Sell-Out right by requesting payment from Offeror for such Shares within three (3) months of the last to expire of the Initial Expiration Date, any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, by registered mail with acknowledgment of receipt. If a holder of Shares (including Shares represented by ADSs) exercises its Sell-Out right, Offeror shall inform the FSMA of such request, the purchases Offeror makes as a result of the Sell-Out and the price it pays for such purchases.

If Offeror, as a result of the Offers, (a) holds at least 95% of the Shares (including Shares represented by ADSs) and (b) at least 90% of the Shares (including Shares represented by ADSs) were acquired by Offeror through acceptance of the Offers, Offeror intends to proceed with the Squeeze-Out, rendering the Sell-Out unnecessary. However, if Offeror decides not to proceed with the Squeeze-Out, then any holder of Shares (including Shares represented by ADSs) who has not tendered such Shares (including Shares represented by ADSs) can exercise its Sell-Out right.

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Shares or ADSs, in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable). After this time on the Initial Expiration Date (or at the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable), your withdrawal rights will be suspended and, subsequently upon our acceptance of your Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 5:00 p.m., New York City time, on the Initial Expiration Date (or at the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable) to exercise your withdrawal rights prior to their termination.

For more information on withdrawal rights, see Section 4 — “Withdrawal Rights.”

The obligation of Offeror to accept for payment and pay for Shares held by U.S. holders and holders of ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the satisfaction of the Offer Conditions. The U.S. Offer is not subject to a financing condition. For a summary of the principal terms, conditions and covenants of the U.S. Offer, see Section 11 — “The Heads of Agreement; Other Agreements” and Section 15 — “Conditions of the Offers.”

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

2.	Acceptance for Payment and Payment for Shares and/or ADSs

Offeror is offering to pay €45.00 per Share and per ADS, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, as applicable. The Offer Price paid to holders of ADSs will be paid in U.S. dollars converted in the manner described in this Section 2 — “Acceptance for Payment and Payment for Shares and/or ADSs” and will be distributed, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement), to such holders.

To facilitate the administration of the U.S. Offer, the U.S. ADS Tender Agent may enter into a foreign exchange transaction (the “FX Transaction”) to convert Euros into U.S. dollars entered into with JPMorgan Chase Bank, N.A. and/or its affiliates (“JPMorgan”) acting in a principal capacity through the relevant JPMorgan FX desk. The foreign exchange rate applied to the FX Transaction will be the next available bid or ask rate, as applicable, published by WM Reuters Company for Euros (the “WMR Rate”) plus one basis point. Execution of the FX Transaction using the WMR Rate is available hourly from 1 a.m. to 9 p.m. (London time) where 9 p.m. (London time) coincides with 4 p.m. (New York time) on any day (an “FX Business Day”) on which the WMR Rate is published and, in the event the WMR Rate is not available on a particular date or at a particular time, the WMR Rate shall be determined using the next available WMR Rate. When the time difference between London and New York changes to four hours, the 9 p.m. execution (London time) will revert automatically to 8 p.m. (London time) to coincide with 4 p.m. (New York time) on any FX Business Day. Instructions to enter into the FX Transaction using the WMR Rate must be received by the relevant JPMorgan FX desk at least 15 minutes before the relevant hour to be included in that hour’s execution batch. If the WMR Rate is unavailable due to a holiday or other reason, the JPMorgan FX desk may hold the FX Transaction until the WMR Rate becomes available. Notwithstanding the foregoing, for any FX Transactions with a notional amount greater than or equal to the equivalent of USD 100 million, JPMorgan may execute such FX Transactions in parts over one or more FX Business Days and the foreign exchange rate applied to each such partial FX Transaction may be the next available WMR Rate for the applicable FX Business Day(s). In such cases, the foreign exchange rate used to calculate the U.S. dollar amount payable to holders of ADSs as reported to holders of ADSs will be a blended rate based on all such partial FX Transactions. Such applicable foreign exchange rate may (and JPMorgan is under no obligation to ensure that such rate does not) differ from rates at which comparable transactions are entered into with other customers or the range of foreign exchange rates at which JPMorgan enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Furthermore, JPMorgan may manage the associated risks of JPMorgan’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on Offeror or the holders of ADSs. The spread applied by the JPMorgan FX desk does not include any gains or losses that may be earned or incurred by other areas of JPMorgan when the JPMorgan FX desk’s cover trade (including any onshore cover trade) is with JPMorgan Chase Bank, N.A. or an affiliate or branch of JPMorgan Chase Bank, N.A.

If holders of ADSs wish to receive the Offer Price in Euros instead of U.S. dollars, they may surrender their ADSs to the Depositary in exchange for the withdrawal of Shares represented by the ADSs evidenced thereby in accordance with the terms of the Deposit Agreement. Those Shares may then be tendered into the U.S. Offer or the Belgian Offer, as applicable. Holders of ADSs should refer to the Deposit Agreement and contact the Depositary for further information on such procedures and any related fees.

Under no circumstances will interest be paid by us on the Offer Price for Shares or ADSs pursuant to the U.S. Offer, regardless of any delay in making such payments. All payments to tendering U.S. holders of Shares or holders of ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent.

Upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Share Acceptance Form, the related ADS Letter of Transmittal and the related Share Withdrawal Form, Offeror will accept for payment all ADSs and all Shares held by U.S. holders validly tendered, and not properly withdrawn, before 5:00 p.m., New York City time, on the Initial Expiration Date or at the date and time of the expiration of the end of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, and will pay for such Shares and ADSs within ten (10) Business Days following the publication of the results of the Offer following the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable, provided that all of the Offer Conditions described in Section 15 — “Conditions to the Offers” shall have been satisfied or waived. In all cases, payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Share Tender Agent or the U.S. ADS Tender Agent, as applicable, in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.”

We expressly reserve the right to delay acceptance for payment of, or payment for, the Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

In the U.S. Offer, BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) will act as your agent for the purpose of receiving payments from us for your tendered Shares. The U.S. Share Tender Agent will pay the U.S holder’s custodian credit institution or financial services institution (each, a “Custodian Institution”) that holds their Shares. You will receive a check from the Custodian Institution for an amount equal to the aggregate Offer Price of your tendered Shares that we have accepted for payment. If you hold Shares through a broker or other securities intermediary, the U.S. Share Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate Offer Price of your tendered Shares that we have accepted for payment.

In the U.S. Offer, JPMorgan Chase Bank, N.A. (the “U.S. ADS Tender Agent”) will act as your agent for the purpose of (i) receiving payments from us for your tendered ADSs and (ii) transmitting such payments to you. If you hold ADSs through a broker or other securities intermediary, the U.S. ADS Tender Agent will credit Cede & Co., as nominee for DTC, for allocation to your broker or other securities intermediary, with an amount equal to the purchase price of your tendered ADSs that we have accepted for payment, net of expenses (including a fee related to the foreign exchange conversion and a fee of $0.05 per ADS for the cancellation of the ADR evidencing such tendered ADS, in each case, as contemplated by the Deposit Agreement).

Note that (i) the U.S. Share Tender Agent will act as agent for all tendering U.S. holders of Shares for the purpose of receiving payment from Offeror and transmitting payment to the tendering U.S. holders of Shares who tender such Shares into the U.S. Offer and (ii) the U.S. ADS Tender Agent will act as your agent for all tendering holders of ADSs for the purpose of receiving payment from Offeror and transmitting payment to the tendering holders of ADSs who tender such ADSs into the U.S. Offer.

Accordingly, upon our deposit of the aggregate purchase price with the U.S. Share Tender Agent and the U.S. ADS Tender Agent, as applicable, our obligation to make payment for the Shares and ADSs will be satisfied, and holders that tender Shares and ADSs must thereafter look solely to the U.S. Share Tender Agent or the U.S. ADS Tender Agent, as applicable, for payment of net amounts owed to them by reason of the acceptance of Shares and ADSs pursuant to the U.S. Offer.

If, except in the case of the Squeeze-Out, any Shares or ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such Shares or ADSs will be credited to the account of the tendering party with Euroclear Belgium, with respect to the Shares, or DTC, with respect to the ADSs, without expense to the tendering holder of Shares or ADSs, as promptly as practicable following the termination of the U.S. Offer or the Belgian Offer, as applicable. For more information on the Squeeze-Out, see Section 1 — “Terms of the U.S. Offer.”

3.	Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs

Shares

U.S. Share Tender Agent

Offeror has appointed BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) to act as tender agent for the U.S. holders of Shares in connection with the U.S. Offer.

Acceptance of the U.S. Offer

U.S. holders of Shares may only accept the U.S. Offer by providing your Custodian Institution with the Share Acceptance Form prior to the Initial Expiration Date or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable.

Until transfer of the Shares to the account of the U.S. Share Tender Agent at Euroclear Belgium following the Initial Expiration Date or following the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable, the Shares specified in the Share Acceptance Form will immediately be transferred to the securities account of the U.S. Share Tender Agent held at Euroclear Belgium.

The Share Acceptance Form must be delivered to your relevant Custodian Institution prior to the Initial Expiration Date or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable.

If a Share Acceptance Form has been delivered to your Custodian Institution prior to the Initial Expiration Date or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable, the tender of the Shares will be considered valid on 5:00 p.m., New York City time, on the second (2nd) business day following the Initial Expiration Date or following the date and time of the expiration of any Voluntary Subsequent Offering Period, Mandatory Subsequent Offering Period or Squeeze-Out period, as applicable.

U.S. holders of Shares who wish to accept the U.S. Offer should contact their Custodian Institution with any questions about the technical aspects of the acceptance of the U.S. Offer and its settlement. The Custodian Institution will be informed separately about the procedures for the acceptance and settlement of the U.S. Offer.

Payment for Tendered Shares in the U.S. Offer

The U.S. Share Tender Agent shall transfer the Offer Price for tendered Shares via Euroclear Belgium to the relevant Custodian Institution.

Upon crediting of the Offer Price to the respective Custodian Institution’s cash account at Euroclear Belgium, Offeror will have fulfilled its obligation to pay the Offer Price. It is the respective Custodian Institution’s responsibility to transfer the Offer Price to the accepting U.S. Holder of Shares.

ADSs

U.S. ADS Tender Agent

Offeror has appointed JPMorgan Chase Bank, N.A. (the “U.S. ADS Tender Agent”) to act as tender agent for the holders of ADSs, wherever located, in connection with the U.S. Offer.

You may tender your ADSs by taking, or causing to be taken, the following actions prior to the Initial Expiration Date, the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable:

•	a book-entry transfer of your ADSs into the account of the U.S. ADS Tender Agent at DTC, pursuant to the procedures described below; or

•	the delivery to the U.S. ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase of either:

•	a properly completed and duly executed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; or

•	an Agent’s Message (as defined below); or

•	a notice of guaranteed delivery or any other documents required by the ADS Letter of Transmittal properly transmitted to the U.S. ADS Tender Agent through the Automated Tender Offer Program at DTC (“ATOP”) or at one of its addresses set forth on the back cover of this Offer to Purchase.

Within two (2) Business Days after the date of this Offer to Purchase, the U.S. ADS Tender Agent will establish and maintain an account at DTC with respect to ADSs for purposes of this Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the account of the U.S. ADS Tender Agent in accordance with DTC’s procedure for the transfer. An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to, and received by, the U.S. ADS Tender Agent as part of a confirmation of a book-entry transfer. The message states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made, or ADRs for ADSs not tendered or not accepted for payment are to be returned, to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above.

Partial Tenders. If you wish to tender fewer than all ADSs evidenced by any ADRs delivered to the U.S. ADS Tender Agent, you must indicate this in the ADS Letter of Transmittal by completing the box entitled “Number of ADS(s) Tendered.”

Other Requirements. Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. ADS Tender Agent of (a) a Book-Entry Confirmation with respect to such ADSs; (b) an Agent’s Message; (c) ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal); and (d) any other documents required by the ADS Letter of Transmittal.

The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the U.S. Tender Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

General

Effects of Tender. By tendering your Shares and/or ADSs, you represent and warrant that you have the power and authority to tender, sell, assign and transfer the Shares and/or ADSs tendered and that, when and if the Shares and/or ADSs are accepted for payment, Offeror will acquire good, marketable and unencumbered title to the tendered Shares and/or ADSs, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Offeror or its agents to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares and/or ADSs.

By executing the Share Acceptance Form or the ADS Letter of Transmittal, as applicable, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Our appointment, or that of our designees, will be to the full extent of your rights with respect to the Shares and/or ADSs tendered by you and accepted for payment by Offeror or its designees. The appointment will be effective, and your voting rights will be affected, only when we accept for payment your tendered Shares and/or ADSs in accordance with the terms of the U.S. Offer. Once we accept for payment your tendered Shares and/or ADSs, the appointment will be irrevocable.

Upon the effectiveness of the appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Shares and/or ADSs tendered by you and accepted by us. Our designees will have the authority to exercise all of your voting and other rights at any meeting of the Company’s shareholders, by written consent in lieu of any such meeting or otherwise. Offeror reserves the right to require that, in order for your Shares and/or ADSs to be deemed validly tendered, immediately upon Offeror’s acceptance of such Shares and/or ADSs for payment, Offeror must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Shares and/or ADSs.

Binding Agreement. The valid tender of Shares and/or ADSs pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Shares and/or ADSs, as described above, will constitute a binding agreement between the tendering security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the purchase price of the Shares and/or ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

Other Requirements. If the Share Acceptance Form or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

Your tender of Shares and/or ADSs pursuant to any of the procedures described above will constitute your binding agreement with us to the terms and conditions of the U.S. Offer.

Determination of Validity. We will determine, in our sole discretion, all questions as to the validity, form and eligibility for payment of any tendered Shares and/or ADSs. Our determination will be final and binding on the holders of Shares and/or ADSs. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of, or payment for which may, in our opinion, be unlawful. We also reserve the right to waive any defect or irregularity in the tender of any Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other security holders. Unless otherwise waived by us, your tender of Shares and/or ADSs will not be valid until all defects or irregularities have been cured or waived. None of Offeror, the U.S. Share Tender Agent, the U.S. ADS Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares and/or ADSs, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer will be final and binding on the holders of Shares and/or ADSs.

Guaranteed Delivery.

If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the U.S. ADS Tender Agent prior to the Initial Expiration Date, or such holder of ADSs cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered by transmitting a notice of guaranteed delivery to the U.S. ADS Tender Agent through ATOP.

The procedures for guaranteed delivery described in this Offer to Purchase may not be used during any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period.

There will be no guaranteed delivery process available to tender Shares.

4.	Withdrawal Rights

Tenders of Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this Section 4 — “Withdrawal Rights.”

Subject to the satisfaction or waiver of the Offer Conditions, we expect to accept all Shares or ADSs validly tendered and not withdrawn promptly following 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable). You may withdraw your tender of Shares or ADSs at any time before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period or the Mandatory Subsequent Offering Period, as applicable). You may also withdraw your tender of Shares or ADSs prior to the expiration of the Squeeze-Out period; however, any Shares (including Shares represented by ADSs) not tendered during the Squeeze-Out period (including Shares represented by ADSs withdrawn or not properly re-tendered) will be transferred to Offeror by operation of Belgian law at the end of the Squeeze-Out period.

For a withdrawal of Shares to be effective, (i) you must have previously validly tendered your Shares and (ii) instruct that your broker or securities intermediary properly complete the Share Withdrawal Form on your behalf and send it to the U.S. Share Tender Agent in accordance with the instructions contained therein and in this Offer to Purchase.

For a withdrawal of ADSs to be effective, (i) you must have previously validly tendered your ADSs and (ii) instruct that your broker or securities intermediary provide the U.S. ADS Tender Agent with a notice of withdrawal on your behalf and, in turn, the U.S. ADS Tender Agent will comply with the procedures of DTC with respect to withdrawal of ADSs and in accordance with the instructions contained in this Offer to Purchase.

The notice of withdrawal must be received before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable), or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable.

Any notice of withdrawal must specify:

•	the name of the person who tendered Shares or ADSs to be withdrawn;

•	the number of Shares or ADSs to be withdrawn; and

•	the name of the registered holder of the Shares or ADSs to be withdrawn, if different from that of the person who tendered such Shares or ADSs.

If you are a beneficial holder of Shares or ADSs and your broker or other securities intermediary has tendered Shares or ADSs on your behalf through Euroclear Belgium, with respect to the Shares, or DTC, with respect to the ADSs, as set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs,” the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares or ADSs.

You may not rescind a notice of withdrawal, and withdrawn Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Shares or ADSs at any time before 5:00 p.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable), by following the procedures for tendering described above in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Shares and/or ADSs.” After this time on the Initial Expiration Date (or at the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable), your withdrawal rights will be suspended and, subsequently upon our acceptance of your Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 5:00 p.m., New York City time, on the Initial Expiration Date (or at the date and time of the expiration of any Voluntary Subsequent Offering Period, the Mandatory Subsequent Offering Period or the Squeeze-Out period, as applicable) to exercise your withdrawal rights prior to their termination.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of Offeror, the U.S. Share Tender Agent, the U.S ADS Tender Agent, the Information Agent or any other person, will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Income Tax Consequences of the U.S. Offer

The information set out below does not constitute legal or tax advice or recommendations. Holders of Shares or ADSs are advised to consult with their tax consultants on the tax implications of accepting the U.S. Offer, as it applies to such holder.

United States Federal Income Tax Consequences of the U.S. Offer

The following is a summary of the anticipated U.S. federal income tax consequences of the tender of Shares or ADSs by a U.S. Holder (as defined below), except where specified under the heading “Information Reporting and Backup Withholding” below, pursuant to the U.S. Offer. This summary is based on the existing tax law under the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. Holders of Shares or holders of ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is not a complete description of all of the U.S. federal income tax consequences of the tender of Shares or ADSs, and in particular, may not address U.S. federal income tax consequences applicable to persons subject to special treatment under U.S. federal income tax law, including, for example, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that hold an interest in an entity that holds Shares or ADSs, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of the Company’s equity, persons that hold Shares or ADSs as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. dollar and certain former citizens or long-term residents of the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any aspect of any non-U.S., state, local or estate or gift taxation or the Medicare contribution tax on certain net investment income. Each holder of Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Shares or ADSs pursuant to the U.S. Offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Shares or ADSs, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Shares or ADSs should consult the partner’s tax advisor regarding the U.S. federal income tax treatment to such partner of the tender of Shares or ADSs pursuant to the U.S. Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tender of Shares or ADSs Pursuant to the U.S. Offer

A U.S. Holder that tenders Shares pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the U.S. dollar value of the foreign currency received in the U.S. Offer and (ii) the U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. In the case of a Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the amount realized on the sale of such Share by translating the amount received at the spot rate of exchange on the settlement date of the sale. A subsequent sale, exchange or other disposition of foreign currency received in the tender of Shares will result in the realization of exchange gain or loss, equal to the difference between the dollar value of the property received and a U.S. Holder’s basis in the foreign currency. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be United States source gain or loss.

A U.S. Holder that tenders ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the cash received in the U.S. Offer and (ii) the U.S. Holder’s adjusted tax basis in the ADSs exchanged therefor.

U.S. Holders of Shares or ADSs must calculate gain or loss separately for each block of Shares or ADSs exchanged (that is, Shares or ADSs acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis in a Share or ADS generally will equal the amount paid therefor. In the case of a Share purchased for foreign currency, the cost of such Share to a U.S. Holder will be the U.S. dollar value of the purchase price in such foreign currency on the date of purchase. In the case of a Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Shares pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. Holder held the Shares for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

A U.S. Holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Shares or ADSs pursuant to the Offer if the Company were classified as a PFIC for any taxable year during which such U.S. Holder has held Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains. If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

The Company does not believe that it was a PFIC for the 2017 taxable year, nor does it expect to be a PFIC for the 2018 taxable year, based upon the value of its assets, including goodwill, and the composition of its income and assets. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, which may be determined in large part by reference to the market value of its Shares and ADSs, and due to uncertainties in the application of the PFIC rules, including uncertainties as to the valuation and proper characterization of certain of the Company’s assets as passive or active, there can be no assurance that the Company is not considered to be a PFIC for any taxable year.

If the Company were treated as a PFIC for any taxable year during which a U.S. Holder held Shares or ADSs, certain adverse consequences could apply to the U.S. Holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. Holder on the tender of its Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before the Company was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held Shares or ADSs during any year in which the Company was a PFIC, even if the Company was not a PFIC in the year in which the U.S. Holder tendered the Shares or ADSs pursuant to the U.S. Offer. U.S. Holders should consult their tax advisors regarding (i) the tax consequences that would arise if the Company were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. Holder if the Company were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return a U.S. Internal Revenue Service (the “IRS”) Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person as defined under the Code, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

No information reporting or backup withholding will be required regarding the proceeds of the U.S. Offer paid to a non-U.S. Holder effected within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives an applicable IRS Form W-8 certifying that the payee is not a U.S. person as defined under the Code and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or if such non-U.S. Holder otherwise establishes an exemption.

Belgian Income Tax Consequences of the U.S. Offer

The information provided below does not purport to describe all tax implications of the U.S. Offer and does not take into account the specific circumstances of individual Holders of Shares or ADSs, some of which may be subject to special rules (such as credit institutions, organizations for financing of pensions, insurance companies, undertakings for collective investment, securities or currency traders, and persons holding Shares or ADSs as part of a straddle position, repo transaction, conversion transaction, hybrid transaction or any other integrated financial transaction), or tax laws of countries other than Belgium. This summary does not address the local taxes that may be due in connection with the ADSs, other than Belgian local surcharges which generally vary from 0% to 9% of the individual’s income tax liability. The information provided in this Section 5, is based on laws and practices in effect in Belgium on the date of this Offer to Purchase. These laws and practices are subject to change, with retroactive effect as the case may be.

In addition to the assumptions mentioned above, it is also assumed in this discussion that for purposes of the domestic Belgian tax legislation, the owners of ADSs will be treated as the owners of the ordinary shares represented by such ADSs. However, the assumption has not been confirmed by or verified with the Belgian Tax Authorities.

Note that a summary of the tax on securities accounts (“taks op effectenrekeningen”) does not form part of this Section 5. Holders of Shares or ADSs are recommend to consult their own tax advisors as regards the specific consequences of the application of this tax on their tax position.

General definitions

For the purposes of this section, (i) “Belgian individual” means any individual subject to Belgian personal income tax (i.e. a natural person whose residence or assets are in Belgium or individuals treated as such for the purposes of Belgian tax law); (ii) “Belgian company” means any company subject to Belgian corporate income tax (i.e. a company with its registered office, principal place of business or place of effective management in Belgium); (iii) “Belgian legal entity” means any legal entity subject to the Belgian legal entities tax (i.e. a legal entity other than a Belgian company, that has its statutory seat, its main establishment, its administrative seat or seat of management in Belgium); and (iv) “non-resident” means any person that is not a Belgian resident.

This summary does not address the tax regime applicable to Shares or ADSs held by Belgian tax residents through a fixed basis or a permanent establishment situated outside Belgium.

Taxation in Belgium upon transfer of the ADSs

Belgian resident individuals

With respect to Belgian individuals, the tax treatment upon disposal of the ADSs will depend on the type of investment.

For individuals holding ADSs as a private investment, capital gains realized upon disposal of the ADSs are generally not subject to Belgian income tax. Likewise, capital losses on the ADSs are in principle not tax deductible.

However, individuals may be subject to income tax at a special rate of 33% (plus local surcharges) if the capital gain on the ADSs is deemed to have been realized outside the scope of the normal management of the individual’s private estate. Capital losses on the ADSs arising from such transactions are not tax deductible.

Capital gains realized by individuals upon disposal of ADSs held for professional purposes are taxable at the normal progressive income tax rates applicable to earned income (plus local taxes), except for ADSs held for more than five years, in which case the capital gain is taxable at a separate rate of 16.5% (plus local taxes). Capital losses on the transfer of ADSs held for professional purposes are in principle tax deductible.

Belgian resident companies

Capital gains realized upon disposal of the ADSs by Belgian companies are exempt from Belgian corporate income tax to the extent that the income distributed in respect of the ADSs is deductible pursuant to Articles 202 and 203 of the Belgian Income Tax Code 1992 (collectively, the “Conditions for Tax-exempt Dividends Treatment”), which include (i) a subject to tax test, (ii) a minimum participation threshold of 10% in the share capital or with an acquisition value of at least €2,500,000) and (iii) a minimum one-year holding period in full ownership.

In case the conditions for Tax-exempt Dividends Treatment are not met, the realized capital gains are considered as ordinary profits taxable at the standard corporate income tax rate of 29.58% (20.40% on the first bracket of €100,000 for small companies within the meaning of Article 15 of the Company Code, (“SMEs”)) (please note that beginning in tax year 2021, the rate of 29.58% will be reduced to 25% and the rate of 20.40% to 20%).

If the minimum one-year holding period is not met (but the other Conditions for Tax-exempt Dividends Treatment are), the capital gains realized upon disposal of the ADSs by Belgian resident companies are taxable at a separate tax rate of 25.50% (20.40% on the first bracket of €100,000 for SMEs).

Capital losses on ADSs incurred by Belgian companies (regardless of whether they are SMEs) are not tax deductible.

The ADSs held in the trading portfolios (portefeuille commercial/handelsportefeuille) of qualifying credit institutions, investment enterprises and management companies of collective investment undertakings which are subject to the Royal Decree of 23 September 1992 on the annual accounts of credit institutions, investment firms and management companies of collective investment undertakings (comptes annuels des etablissements de credit, des entreprises d’investissement et des societes de gestion d’organismes de placement collectif/jaarrekening van de kredietinstellingen,de beleggingsondernemingen en de beheervennootschappen van instellingen voor collectieve belegging) are subject to a different regime. The capital gains on such ADSs are taxable at the ordinary corporate income tax rates and the capital losses on such ADSs are tax deductible. Internal transfers to and from the trading portfolio are assimilated to a realization.

Belgian resident legal entities

Capital gains realized upon the transfer of the ADSs by legal entities are in principle tax exempt. Capital losses are not tax deductible.

Non-residents

Non-resident individuals or companies are, in principle, not subject to Belgian income tax on capital gains realized upon transfer of the ADSs, unless the ADSs are held as part of a business conducted in Belgium through a Belgian establishment. In such a case, the same principles apply as described with regard to Belgian resident individuals (holding the ADSs for professional purposes) or Belgian resident companies.

Non-resident individuals who do not use the ADSs for professional purposes and who have their fiscal residence in a country with which Belgium has not concluded a tax treaty or with which Belgium has concluded a tax treaty that confers the authority to tax capital gains on the ADSs to Belgium, will be subject to tax in Belgium if the capital gains arise from transactions which are to be considered speculative or beyond the normal management of one’s private estate and the capital gains are obtained or received in Belgium. Capital losses are generally not deductible.

Non-resident legal entities subject to the non-resident legal entities tax are generally not subject to Belgian income tax on capital gains realized on the transfer of ADSs. Capital losses are not tax deductible.

Taxation in Belgium upon transfer of the Shares

Pursuant to the U.S.-Belgium Tax Treaty, capital gains realized by a U.S. Qualifying Holder (as defined therein) (i.e. a U.S. resident which beneficially owns the Shares and is entitled to claim the benefits of the U.S.-Belgium Tax Treaty under the limitation of benefits article included in the U.S.-Belgium Tax Treaty) from the sale, exchange or other disposition of the Shares are exempt from tax in Belgium.

U.S. individual or corporate holders who are not Qualifying Holders are, in principle, not subject to Belgian income tax on capital gains realized upon transfer of the Shares, unless the Shares are held as part of a business conducted in Belgium through a Belgian establishment. In such a case, the same principles apply as described above with regard to Belgian individuals (holding Shares for professional purposes) or Belgian companies.

U.S. individual holders who are not Qualifying Holders and which are holding Shares as a private investment will be subject to tax in Belgium if the capital gains arise from transactions which are to be considered speculative or beyond the normal management of one’s private estate and the capital gains are obtained or received in Belgium. Capital losses are generally not deductible.

Tax on stock exchange transactions

The purchase and the sale and any other acquisition or transfer for consideration of the Shares and/or ADSs (secondary market transactions) is subject to the Tax on Stock Exchange Transactions if (i) it is executed in Belgium through a professional intermediary, or (ii) deemed to be executed in Belgium, which is the case if the order is directly or indirectly made to a professional intermediary established outside of Belgium, either by private individuals with habitual residence in Belgium, or legal entities for the account of their seat or establishment in Belgium (each, a “Belgian Investor”).

The Tax on Stock Exchange Transactions is levied at a rate of 0.35% of the purchase price. This tax is however limited to a maximum of €1,600 per transaction and per party. The tax is due separately by each party to the transaction, i.e. the seller (transferor) and the purchaser (transferee), and is collected by the professional intermediary.

However, if the intermediary is established outside of Belgium, the tax will, in principle, be due by the Belgian Investor, unless that Belgian Investor can demonstrate that the tax has already been paid. Professional intermediaries established outside of Belgium can, subject to certain conditions and formalities, appoint a Belgian Stock Exchange Tax Representative, who will be liable for the Tax on Stock Exchange Transactions in respect of the transactions executed through the professional intermediary. If the Stock Exchange Tax Representative would have paid the Tax on Stock Exchange Transactions due, the Belgian Investor will, as per the above, no longer be the debtor of the Tax on Stock Exchange Transactions.

No Tax on Stock Exchange Transactions is due on transactions entered into by the following parties, provided they are acting for their own account: (i) professional intermediaries described in article 2,9° and 10° of the Belgian Law of August 2, 2002; (ii) insurance companies described in article 2, §1 of the Belgian Law of July 9, 1975; (iii) professional retirement institutions referred to in article 2,1 of the Belgian Law of October 27, 2006 concerning the supervision on institutions for occupational pension; (iv) collective investment institutions; (v) regulated real estate companies; and (vi) Belgian non-residents provided they deliver a certificate to their financial intermediary in Belgium confirming their non-resident status.

The EU Commission adopted on February 14, 2013 the Draft Directive on a Financial Transaction Tax, or FTT. The Draft Directive currently stipulates that once the FTT enters into force, the Participating Member States shall not maintain or introduce taxes on financial transactions other than the FTT (or VAT as provided in the Council Directive 2006/112/EC of November 28, 2006 on the common system of value added tax). For Belgium, the tax on stock exchange transactions should thus be abolished once the FTT enters into force. The Draft Directive regarding the FTT is still subject to negotiation between the Participating Member States and therefore may be changed at any time.

In the context of the U.S. Offer, the Tax on Stock Exchange Transactions with respect to the Shares and ADSs submitted to the U.S. Offer shall be borne by Offeror.

6.	Price Range of Shares and ADSs; Dividends on the Shares

Price Range of Shares

Shares are listed and traded on the Euronext Brussels under the symbol “ABLX.” The Euronext Brussels is the principal trading market for Shares not represented by ADSs. The following table sets forth for the periods indicated the intra-day high and low sale prices per Share on the Euronext Brussels in Euros and the paragraph thereafter indicates for certain dates the closing price per Share in Euros and U.S. dollars, as reported by Bloomberg L.P. (and in the case of U.S. dollars as converted by Bloomberg L.P. at the spot exchange rate applicable for such date) and rounded to the nearest whole cent, as applicable.

	High	Low
Fiscal Year Ending December 31, 2016
First Quarter	€15.86	€10.00
Second Quarter	€14.50	€10.06
Third Quarter	€14.69	€10.32
Fourth Quarter	€11.38	€8.21
Fiscal Year Ending December 31, 2017
First Quarter	€13.20	€10.55
Second Quarter	€12.20	€10.26
Third Quarter	€13.10	€10.75
Fourth Quarter	€21.41	€14.00
Fiscal Year Ending December 31, 2018
First Quarter	€45.16	€20.18
Second Quarter (through April 3, 2018)	€44.60	€44.40

On April 3, 2018, the last full trading day before the date of this Offer to Purchase, the closing price of Shares reported on the Euronext Brussels was €44.60 per Share. You should obtain current market quotations for Shares before deciding whether to tender your Shares.

Price Range of ADSs

In connection with the Company’s initial U.S. public offering of 11,430,000 ordinary shares in the form of ADSs (the “IPO”), the ADSs were listed and began trading on NASDAQ on October 25, 2017 under the symbol “ABLX”. The following table sets forth, for the periods indicated (since the IPO), the intra-day high and low sale prices per ADS on NASDAQ and the paragraph thereafter indicates for certain dates the closing price per ADS on the NASDAQ, as reported in Bloomberg L.P. and rounded to the nearest whole cent, as applicable.

	High	Low
Fiscal Year Ending December 31, 2017
Fourth Quarter (from October 25, 2017)	$25.07	$17.75
Fiscal Year Ending December 31, 2018
First Quarter	$55.01	$24.24
Second Quarter (through April 3, 2018)	$54.79	$54.31

On April 3, 2018, the last full trading day before the date of this Offer to Purchase, the closing price of ADSs reported on NASDAQ was $54.55 per ADS. You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

The Company has never declared or paid dividends on its Shares to date and does not anticipate doing so.

7.	Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Available Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Offeror has no knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, Offeror assumes no responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Offeror.

General. The Company was incorporated as a Belgian public limited liability company (naamloze vennootschap), on July 4, 2001. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

Technologiepark 21

9052 Ghent/Zwijnaarde, Belgium

Tel: +32 9 262 00 00

The information contained in Section 6 — “Price Range of Shares; Dividends” is incorporated herein by reference.

Available Information. Shares and ADSs are registered under the Exchange Act and, accordingly, the Company is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the SEC’s office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

8.	Certain Information Concerning Offeror

Offeror is a French société anonyme. Offeror is a global life sciences company committed to improving access to healthcare and supporting the people it serves throughout the continuum of care. From prevention to treatment, Offeror transforms scientific innovation into healthcare solutions, in human vaccines, rare diseases, multiple sclerosis, oncology, immunology, infectious diseases, diabetes and cardiovascular solutions and consumer healthcare. The business address and business telephone number of Offeror are as set forth below:

Sanofi

54, Rue La Boétie

75008 Paris, France

+ 33 1 53 77 40 00

The summary information set forth in this Section 8 is qualified in its entirety by reference to Offeror’s public filings with the SEC (which may be obtained and inspected as described below under “Available Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Offeror and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Offeror or, to the best knowledge of Offeror, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of April 4, 2018, Offeror directly beneficially owns no Shares.

(i) Offeror does not or, to the knowledge of Offeror, the persons listed in Schedule I hereto beneficially own or has a right to acquire any Shares or any other equity securities of the Company; (ii) Offeror does not or, to the knowledge of Offeror, any of the other persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) Offeror does not or, to the knowledge of Offeror, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Offeror, its subsidiaries or, to the knowledge of Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Offeror, its subsidiaries or, to the knowledge of Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Offeror has filed electronically with the SEC.

9.	Source and Amount of Funds

Offeror currently estimates that the total amount of funds required to purchase all of the outstanding Securities pursuant to the Offers is approximately €4,000,000,000, including related transaction fees, costs and expenses. Offeror intends to finance the Offers with available cash or funds borrowed through the credit facility described below.

The Offers are not conditioned upon obtaining financing.

Because (i) the only consideration to be paid in the Offers is cash, (ii) the Offers are being made to purchase all issued and outstanding Securities solely for cash, (iii) Offeror has entered into the Credit Agreement (as defined below), pursuant to which the Lender is committed to provide financing for the Offers and (iv) there is no financing condition to the completion of the Offer, we believe the financial condition of Offeror is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

On January 28, 2018, Offeror, as borrower, entered into a term facility agreement, as amended on March 29, 2018 (as amended, the “Credit Agreement”) with BNP Paribas Fortis SA/NV, as arranger, facility agent and original facility A lender (collectively, the “Lender”). Under the Credit Agreement, a committed term loan facility for a maximum principal amount of €4,200,000,000 has been made available to Offeror for the purposes of financing the completion of the acquisition of the Securities pursuant to the Offers and the payment of any fees, costs and expenses in connection with such acquisition (the “Facility”).

The Facility has been made available for a period of nine (9) months following the initial filing date with the FSMA and has been made available on a “certain funds basis.” Therefore, under the terms of the Credit Agreement, the Lender may only decline to make available funds under the Facility in certain limited circumstances (such as an insolvency event (or insolvency proceedings) in respect of Offeror occurring and continuing).

Termination Date and Repayment. The Facility shall terminate six (6) months after the date of the first utilisation under the Facility. Offeror may request that the termination date be further extended by six (6) months. Such extension taking effect is subject to (i) the payment of an extension fee as agreed in the Credit Agreement; (ii) all major representations made by Offeror being true in all material respects; and (iii) no default being continuing nor resulting from the extension.

All principal amounts outstanding under the Facility shall be payable on the termination date.

Interest Rates, Fees and Amortisation. Subject to certain limited circumstances where the applicable interest rate applicable to loans made under the Credit Agreement may be changed (for example, the unavailability of the EURIBOR-based rate), interest under the Facility will be payable at a EURIBOR-based rate plus an agreed margin.

Offeror may select interest periods under the Facility of one (1) month (only on one, two or three occasions) or three (3) months. Interest will be payable at the end of each interest period. In addition, Offeror has paid an upfront fee to the Lender and it is required to pay a ticking fee on any unutilised commitments under the Facility.

Prepayment. The Credit Agreement contains customary prepayment events (including but not limited to where it becomes illegal for a Lender to fund or maintain its participation or where there is a change of control of Offeror). In addition, Offeror is required to apply any net proceeds received from certain long term debt capital markets issuances (including but not limited to any listed or public issuance of bonds or any listed or public convertible bonds issue of Offeror) in prepayment of the principal amounts outstanding under the Facility. As is customary, Offeror also has the ability to voluntarily cancel commitments or repay amounts outstanding under the Facility.

Representations and warranties, undertakings and events of default. The Credit Agreement contains representations, warranties, undertakings and events of default that are customary for facilities of this type, with such adjustments as a are necessary to reflect the transaction structure.

Governing law. The Credit Agreement is governed by the laws of the republic of France.

10.	Background of the U.S. Offer; Past Contacts or Negotiations with the Company

Background of the U.S. Offer

The information set forth below regarding the Company was provided by the Company, and none of Offeror or its affiliates takes any responsibility for the accuracy or completeness of any information regarding events, meetings or discussions in which Offeror or its affiliates or representatives did not participate.

On December 7, 2017, Dr. Peter Fellner, the Company’s Chairman of the Board of Directors (the “Company Board,” and, each of its members, individually, a “Director”) at that time received a telephone call from Dr. Goran A. Ando, the Chairman of the Board of Directors of Novo Nordisk A/S (“Novo”) to indicate that Novo was interested in discussing a potential strategic transaction involving the Company.

Later on December 7, 2017, Novo submitted a preliminary, non-binding written proposal to acquire all of the Company’s outstanding Shares for €26.75 per Share, subject to confirmatory due diligence, satisfactory documentation and final Company Board approval (the “December 7 Novo Offer”).

The Company Board met on December 13, 2017 to consider the December 7 Novo Offer. Representatives of J.P. Morgan Securities LLC (“J.P. Morgan Securities”), the Company’s financial advisor, participated in the meeting. Representatives of J.P. Morgan Securities discussed a preliminary financial analysis of the December 7 Novo Offer. Following substantial discussion of the Company’s long-term outlook and business plans, including the risks thereof, the Company Board determined that the December 7 Novo Offer fundamentally undervalued the Company and did not reflect a value sufficient to justify engaging in discussions with Novo. Accordingly, the Company Board instructed management to inform Novo that the Company was not prepared to engage in further discussions on the basis of the December 7 Novo Offer.

Also at the December 13 meeting, the Company Board formed a Defense Committee (the “Committee”) consisting of five Directors and authorized the Committee to, among other things, analyze any further communications that might be received by the Company from Novo and make recommendations to the Company Board in respect thereof. The Committee consisted of Peter Fellner, Orfacare Consulting GmbH, permanently represented by Bo Jesper Hansen, Catherine Moukhebeir, Remi Vermeiren and Edwin Moses.

On December 15, 2017, Dr. Moses spoke with Lars Fruergaard Jorgensen, President and Chief Executive Officer of Novo, and communicated that the Company Board had determined that the December 7 Novo Offer did not reflect a value sufficient to justify engaging in discussions with Novo, and shortly after the call, Dr. Moses confirmed this response to the December 7 Novo Offer in a letter sent to Mr. Jorgensen.

On December 18, 2017, the Committee held a telephonic meeting to review the discussions between Dr. Moses and Lars Fruergaard Jorgensen on December 15th and to reconfirm the Company’s long-term outlook and business plans, including the risks thereof.

On December 19, 2017, Mr. Jorgensen sent a letter to Dr. Moses reiterating Novo’s interest in pursuing a strategic transaction with the Company and requested an in-person meeting with the Company’s management. No new proposal with respect to value was provided in the letter.

Later on December 19, 2017, the Committee met telephonically to discuss Novo’s request for a meeting with the Company’s management. Based on the fact that the letter did not present a new proposal with respect to value from the December 7 Novo Offer, the Committee determined to reject the request from Novo for an in-person meeting.

On December 21, 2017, Dr. Moses sent a letter to Mr. Jorgensen communicating the Committee’s determination not to agree to a management meeting with Novo.

On December 22, 2017, Novo submitted a revised proposal to acquire the Company, increasing the cash portion of the consideration to €28.00 per Share, plus a contingent value right (the “CVR”) of up to €2.50 per Share, payable upon achievement of certain events regarding vobarilizumab and ALX-0171, two of the Company’s product candidates (the “December 22 Novo Offer”). A CVR is a derivative security or contract right that provides payments to holders only upon the occurrence of specified contingencies.

On December 22, 2017, the Committee met telephonically to consider the December 22 Novo Offer. Representatives of J.P. Morgan Securities participated in the meeting. Representatives of J.P. Morgan Securities reviewed the terms of the December 22 Novo Offer from a financial point of view and in the context of the evaluation by the Company Board of Novo’s prior offer. Following discussion of Novo’s revised proposal with the representatives of J.P. Morgan Securities, the Committee determined that the December 22 Novo Offer was inadequate, and was insufficient to justify engaging in discussions with Novo at that time. The Company’s management was instructed to inform Novo of this position and Dr. Moses conveyed this message in a letter sent to Mr. Jorgensen on December 23rd.

On January 5, 2018, Mr. Jorgensen contacted Dr. Moses to reiterate his request for engagement with the Company’s management to discuss the Company’s business in more detail. Dr. Moses reminded Mr. Jorgensen that detailed information on the Company had been published only a few weeks earlier as part of the IPO and that this should have been sufficient for Novo to make a proper assessment of the value of the Company. Dr. Moses also reiterated to Mr. Jorgensen that the Company had determined that the December 22 Novo Offer was inadequate to engage with Novo regarding the possibility of a strategic transaction between the parties. Mr. Jorgensen indicated that Novo would publicly disclose the December 22 Novo Offer by January 8, 2018 if the Company Board remained unwilling to allow the Company’s management team to engage with Novo management to share information and have further discussions. Dr. Moses indicated that the Company Board was unlikely to authorize such engagement unless a potential acquirer proposed a price per Share in excess of €40.00.

On January 8, 2018, Novo publicly disclosed the December 22 Novo Offer. On the same day, the Company publicly confirmed its rejection of the December 22 Novo Offer.

Later on January 8, 2018, J.P. Morgan Securities contacted eight parties other than Novo, including Offeror, that the Company’s management and financial advisors had identified as being reasonably likely to have interest in, and the financial capacity to pursue, a possible strategic transaction involving the Company. Subsequently on January 8, 2018, Offeror’s Head of Global Mergers and Acquisitions, Alban de La Sabliere, contacted representatives of J.P. Morgan Securities to confirm Offeror’s interest in a transaction and requested a meeting in San Francisco between the parties while they were both in attendance at the 2018 J.P. Morgan Annual Healthcare Conference (the “J.P. Morgan Conference”).

On January 9, 2018, representatives of J.P. Morgan Securities met with Mr. de La Sabliere. Mr. de La Sabliere expressed Offeror’s satisfaction with the existing collaboration arrangement between the Company and Offeror and reiterated Offeror’s interest in pursuing a strategic transaction with the Company.

On January 9, 2018, representatives of J.P. Morgan Securities also met with Mr. Jérôme Contamine, Offeror’s Executive Vice President, Chief Financial Officer, during the J.P. Morgan Conference. Mr. Contamine also expressed Offeror’s interest in pursuing a strategic transaction with the Company.

On January 10, 2018, Dr. Moses met with Olivier Brandicourt, Offeror’s Chief Executive Officer and director and certain other members of Offeror’s senior executive team, including Elias Zerhouni, M.D., President, Global Research & Development, Muzammil Mansuri, Ph.D., Executive Vice President, Strategy and Business Development, Mr. Contamine, and Mr. de La Sabliere. At the meeting, the Company provided a management presentation to Offeror and later with the Company’s Chief Medical Officer, Dr. Robert Zeldin, conducted a session with subject matter experts for Offeror’s benefit exclusively utilizing publicly available information relating primarily to caplacizumab and ALX-0171.

Also on January 10, 2018, Offeror confirmed that it had engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) and Lazard Frères & Co. LLC (“Lazard”) as its financial advisors.

On January 11, 2018, representatives of J.P. Morgan Securities, contacted representatives of Offeror to invite Offeror to make a proposal to acquire the Company in order for the parties to pursue a possible transaction and engage in further due diligence.

On January 16, 2018, representatives of Offeror and the Company, with representatives of J.P. Morgan Securities also present, held a telephonic meeting to discuss publicly-available information regarding the Company’s existing collaboration arrangements.

On January 18, 2018, the Committee met with representatives of J.P. Morgan Securities to receive a general update regarding the strategic outreach process, including the status of discussions with Offeror. The representatives of J.P. Morgan Securities indicated that none of the other seven parties contacted on January 8th, 2018 had responded with an interest in pursuing a transaction with the Company. The representatives of J.P. Morgan Securities further reported that Offeror had informed J.P. Morgan Securities that it would be in a position to submit a proposal to acquire the Company following a meeting of Offeror’s Board of Directors to be held on January 19, 2018. On January 19, 2018, the Offeror’s Board of Directors met to approve a written non-binding proposal to acquire all of the outstanding Shares (including Shares represented by ADSs), Warrants and Convertible Bonds of the Company at a price per Share in the range of €43.00 to €45.00 in cash, subject to confirmatory due diligence. The Offeror’s Board of Directors authorized Offeror’s management to submit the proposal to the Company subject to Offeror entering into an acceptable confidentiality agreement and exclusivity agreement with the Company.

On January 19, 2018, Dr. Brandicourt informed Dr. Moses that Offeror intended to submit to the Company a written non-binding proposal to acquire all of the outstanding Shares (including Shares represented by ADSs), Warrants and Convertible Bonds of the Company.

Between January 19 and January 21, 2018, the Company and Offeror negotiated the Confidentiality Agreement (as defined below), which included customary non-disclosure provisions and a standstill provision in respect of Offeror. Under the standstill provision, Offeror was prohibited, among other things, from acquiring, or causing to be acquired any of the Company’s Securities or making or announcing any offer to acquire the Company or any similar transaction involving the Company for a period of twelve months from the date of the Confidentiality Agreement, unless Offeror announced its firm intention to launch a public takeover bid in respect of all outstanding voting securities and securities granting access to voting rights of the Company, in accordance with Article 5 of the Royal Decree, which bid would be recommended by the Company Board. The standstill also contained an exception that allowed Offeror to make proposals to the Company at any time following the public announcement by the Company that a third party other than Offeror intended to launch a public takeover bid in respect of all outstanding voting securities and securities granting access to voting rights of the Company.

On January 22, 2018, the Company and Offeror entered into that certain confidentiality agreement, dated as of January 22, 2018, by and between Offeror and the Company (the “Confidentiality Agreement”) and also executed an exclusivity agreement pursuant to which the parties agreed to negotiate exclusively until February 4, 2018.

Thereafter, on the same day, Offeror submitted to the Company a written non-binding proposal to acquire all of the outstanding Shares (including Shares represented by ADSs), Warrants and Convertible Bonds of the Company at a price per Share in the range of €43.00 to €45.00 in cash, subject to confirmatory due diligence (the “January 22 Offer”). The January 22 Offer specified that it took into account the full potential of caplacizumab, vobarilizumab, ALX-0171, the Company’s partnered products and the Company’s nanobody platform.

The Company Board met later on January 22, 2018. Representatives of J.P. Morgan Securities participated in the meeting. The Company Board reviewed the status of the Company’s strategic assessment process, including the January 22 Offer as compared to the December 22 Novo Offer. Following extensive discussions, the Company Board determined that the January 22 Offer was sufficient to support further discussions between the Company and Offeror and the Company Board instructed the Company’s management team to inform Offeror that the Company was prepared to work with Offeror to determine if an acceptable transaction could be negotiated by February 4, 2018 and to immediately proceed to due diligence with Offeror.

On January 24, 2018 and January 25, 2018, members of the Company’s management conducted a series of due diligence sessions and management presentations in Paris, France, with Dr. Brandicourt and other members of Offeror’s executive committee and management teams.

Also on January 24, 2018, Mr. Jorgensen contacted Dr. Bo Jesper Hansen, the then Chair of the Company Board, to reiterate Novo’s interest in pursuing a strategic transaction with the Company but indicated that Novo was unlikely to make a proposal at that time at a price greater than the €40.00 per Share guidance previously provided by Dr. Moses.

Over the course of the next few days, the parties continued their due diligence investigation. The Company’s and Offeror’s legal advisors negotiated the terms of the Heads of Agreement in discussion with Offeror’s management, the Company’s management and the Company Board.

On January 26, 2018, Offeror sent a letter to the Company confirming its proposal to acquire all of the outstanding Shares (including Shares represented by ADSs), Warrants and Convertible Bonds of the Company at a price per Share of €45.00 in cash, and stating that, subject to reaching a final Heads of Agreement, a binding proposal could be submitted by January 28, 2018.

On January 28, 2018, the Offeror’s Board of Directors met to approve the Heads of Agreement and the binding proposal to acquire all of the outstanding Shares (including Shares represented by ADSs), Warrants and Convertible Bonds of the Company at a price per Share of €45.00 in cash. Following the meeting, Offeror submitted the binding proposal to the Company.

On January 28, 2018, after receipt of the revised Offeror proposal, the Company Board met telephonically together with members of management and representatives of its advisors, to discuss and review the draft Heads of Agreement and to consider the proposed transaction. Representatives of the Company’s legal advisers reviewed the terms of the draft Heads of Agreement. Representatives of J.P. Morgan Securities reviewed with the Company Board the consideration proposed in the Offers. Following extensive discussion, the Company Board unanimously adopted resolutions which, among other things, approved and declared fair, advisable and in the best interests of the Company and the stockholders of the Company, the Offers, the Heads of Agreement and the other transactions contemplated by the Heads of Agreement.

Following the Company Board meeting, the Company and Offeror finalized and executed the Heads of Agreement on January 28, 2018.

On January 29, 2018, at 8:00 a.m. (CET), Offeror notified the FSMA, in accordance with Article 5 of the Royal Decree, of its intention to launch a voluntary and conditional offer to acquire the Company’s Securities. On the same day, the FSMA, in accordance with Article 7 of the Royal Decree, made public the Belgian Offer.

Thereafter, on the same day and prior to the opening of the European and U.S. stock markets, Offeror and the Company issued a joint press release announcing the transaction.

Past Contracts or Negotiations with the Company

In July 2017, the Company entered into a research collaboration and global exclusive licensing agreement with Offeror, which initially focused on developing and commercializing Nanobody-based therapeutics for the treatment of various immune-mediated inflammatory diseases (the “Collaboration Agreement”). The Collaboration Agreement gives Offeror access to certain Nanobodies in the Company’s existing portfolio as well as access to the Company’s scientists and proprietary Nanobody platform. Under the terms of the Collaboration Agreement, Offeror has exclusive global rights to certain multi-specific Nanobodies against selected targets, with options to acquire similar rights for Nanobodies against additional targets, for a total of eight potential Nanobody product candidates. The financial terms of the Collaboration Agreement include an upfront payment of

€23.0 million to the Company, comprised of licensing and optioning fees. In addition, the Company will receive an estimated €8.0 million in research funding for the initially selected targets. Upon the exercise of the options to acquire rights for additional targets, Offeror will pay the Company additional option exercise fees and research funding as further described in the Collaboration Agreement. Offeror is responsible for the development, manufacturing and commercialization of any products resulting from the Collaboration Agreement. The Company is eligible to receive up to €440.0 million in development milestone payments, €200.0 million in regulatory milestone payments and €1.76 billion in commercial milestone payments in the aggregate, subject to achieving the milestones specified in the Collaboration Agreement, plus tiered percentage royalties, ranging from mid-single digits to low-teens, on the net sales of any products originating from the Collaboration Agreement.

The royalty term of the Collaboration Agreement expires on a product-by-product and jurisdiction-by-jurisdiction basis upon the later of (i) the expiration of the last-to-expire patent claim licensed with respect to such product in such jurisdiction and (ii) the expiration of regulatory exclusivity to distribute, market or sell such product in such jurisdiction.

Unless terminated earlier in accordance with the Collaboration Agreement, the Collaboration Agreement will expire upon (i) the expiration of the last royalty term for a licensed product under the Collaboration Agreement or (ii) if no licensed products have been developed, the date where Offeror is no longer eligible to select a Nanobody-based compound after the conclusion of all research programs under the Collaboration Agreement.

Offeror may terminate the Collaboration Agreement (i) for convenience upon written notice, (ii) if the Company undergoes a change in control or (iii) in the event of safety concerns with respect to any research program, selected target or Nanobody product. The Company may terminate the Collaboration Agreement if Offeror challenges the licensed intellectual property under the Collaboration Agreement. Each party may terminate the Collaboration Agreement upon an uncured material breach of the other party or upon an insolvency or similar event of the other party. The Collaboration Agreement does not provide for specific damages in the event of a material breach, but the parties have remedies under applicable law.

11.	Heads of Agreement; Other Agreements

The following summary of the material provisions of the Heads of Agreement and all other provisions of the Heads of Agreement discussed herein are qualified in their entirety by reference to the Heads of Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Heads of Agreement, you are encouraged to read the full text of the Heads of Agreement. The Heads of Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Offeror.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Heads of Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Heads of Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Heads of Agreement or any factual information about Offeror or the Company or the transactions contemplated in the Heads of Agreement contained in public reports filed by Offeror or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Heads of Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Heads of Agreement, and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. The holders of Shares and other investors are not third-party beneficiaries under the Heads of Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Offeror or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Heads of Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Heads of Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Heads of Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Heads of Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the U.S. Offer, the Company, Offeror, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on April 4, 2018, as well as in the Company’s other public filings.

Heads of Agreement

Principal Terms of the Offers

The Heads of Agreement provides that Offeror will commence the U.S. Offer as contemporaneously as practicable with the commencement of the Belgian Offer. Offeror’s obligation to accept for payment and pay for ADSs and Shares held by U.S. residents tendered pursuant to the U.S. Offer is subject to the terms and conditions of the Heads of Agreement and the prior satisfaction or waiver of the Minimum Tender Condition and the other Offer Conditions that are described in Section 15 — “Conditions of the Offer.” Offeror has also committed to (i) set an initial expiration date (and any subsequent expiration date) of the U.S. Offer as contemporaneously as possible with the end of the then-current acceptance period of the Belgian Offer, (ii) extend the initial expiration period of the U.S. Offer (as extended), as necessary, to be coterminous with the end of the then-current acceptance period of the Belgian Offer, (iii) (x) re-open the Belgian Offer and (y) commence a subsequent offering period with respect to the U.S. Offer, in each case, if necessary (and, in the case of the Belgian Offer, subject to approval by the FSMA) to cross the squeeze-out threshold that applies under Belgian law, (iv) not terminate or withdraw the U.S. Offer prior to any scheduled expiration date, unless the Belgian Offer has been withdrawn (“intrekking”) by Offeror as permitted by Belgian applicable law and (v) bring a “simplified” squeeze-out offer in accordance with Article 42 of the Royal Decree if the statutory conditions therefore are fulfilled.

Conditions to Completion of the Offers

The completion of the Offers is subject to certain conditions, which can be waived at any time by Offeror (except for the Belgian Offer Withdrawal Condition (as defined below)), which include but are not limited to:

•	there having been tendered (and not withdrawn) Securities representing at least 75% of the number of Shares (including Shares represented by ADSs) at the end of the initial acceptance period of the Belgian Offer;

•	the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Heads of Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been expired or been terminated;

•	the consent or approval required under any antitrust law of Germany applicable to the transactions contemplated by the Heads of Agreement shall have been received, subject to an exception under the Royal Decree;

•	no Material Adverse Change, as defined in the Heads of Agreement, has occurred;

•	with respect to the U.S. Offer only, the Belgian Offer has not been withdrawn (“intrekking”) by Offeror as permitted by Belgian applicable law (the “Belgian Offer Withdrawal Condition”); and

•	there is no judgment issued by a court of competent jurisdiction or mandatory order by a governmental authority in the U.S. (whether federal, state or local) that would make the U.S. Offer illegal or otherwise prohibit the consummation thereof.

Operation of the Business Pending the Closing of the Offers

From the date of the Heads of Agreement until the earlier of (i) the appointment of representatives of Offeror to the board of directors of the Company (the “Company Board”) (as a result of the successful completion of the Offers) or (ii) the withdrawal of either of the Offers in accordance with the terms of the Heads of Agreement, the Company agrees that:

•	it shall, and shall cause its subsidiary to, conduct its business in the usual and ordinary course and use commercially reasonable efforts (to the extent permitted by applicable law): (i) keep intact its current business organization; (ii) maintain in effect all of its permits; (iii) keep available the services of its directors, senior managers and key employees and not materially change their employment conditions; (iv) maintain the current relationships with its customers, suppliers and others having material business relationships with it and (v) conduct the affairs of the Company in all material respects in compliance with applicable law;

•	neither the Company nor its subsidiary shall enter into or consent to any new commitment the value of which would, on an individual basis (no commitments are to be aggregated for purposes of this obligation), exceed €3 million or on an aggregate basis exceed €15 million, subject to certain exceptions described in the Heads of Agreement;

•	the Company and its subsidiary shall not enter into any new borrowing commitments (excluding ordinary course of business commitments and trade creditors but including all lease arrangements, whether financing or operating), for an aggregate amount exceeding €0.5 million;

•	the Company shall not issue, grant, offer, pledge or otherwise transfer any shares, warrants or convertible bonds (except as a result of the acceptance, issuance (but only in respect of Warrants that have been offered in January 2018 prior to the date of date of the Heads of Agreement but that have not yet been accepted and/or of which the actual issuance has not yet been enacted) or exercise of Warrants or the conversion of Bonds);

•	the Company Board shall not, and shall not on its own initiative propose to the general meeting of shareholders of the Company to modify the articles of association of the Company, except in the event of exercise or conversion of warrants or convertible bonds which (i) have been issued before the date of the Heads of Agreement or (ii) have been offered in January 2018 prior to the date of the Heads of Agreement but have not yet been accepted and/or of which the actual issuance has not yet been enacted; and

•	neither the Company nor its subsidiary shall enter any material partnership agreement, or license or distribution or co-promotion or similar agreement, nor any material agreement granting exclusivity to a third party or a non-compete undertaking.

Competing Transaction; Alternative Proposal

The Heads of Agreement provides that, as of the date of the Heads of Agreement, the Company shall not, directly or indirectly solicit, actively seek or initiate any approaches from any party in relation to a possible direct or indirect (offer to) purchase or otherwise acquire (by whatever means) by any party other than Offeror of 50% or more of the assets or 50% or more of the outstanding voting securities granting access to voting rights of the Company (a “Competing Transaction”). Further, the Company has agreed not to engage in any discussions or negotiations with any party in relation to a Competing Transaction, except with respect to discussions or negotiations with a party that submits a proposal for a counter bid or a higher bid that is not a result of a violation of the Company’s obligations with respect to a Competing Transaction and is made at a price per share that is at least 5% higher than the Offer Price (a “Alternative Proposal”) and not to provide non-public information to any party in relation to a Competing Transaction (except to any party that submits an Alternative Proposal).

Notwithstanding the foregoing, the Company is not prohibited from allowing a counterbid or higher bid to be made by an unsolicited third party to the extent required by law or fiduciary duty.

Schedule 14D-9

The Heads of Agreement provides that, as promptly as practicable (and in no event later than one business day) following the date of commencement of the U.S. Offer by Offeror, the Company will file with the SEC and disseminate to holders of ADSs and holders of Shares resident in the U.S. a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer, which shall reflect the terms and conditions of the Heads of Agreement and include the Company Board’s positive recommendation in support of the Offers.

Board of Directors of the Company

Under the Heads of Agreement, the directors of the Company will resign from the Company Board upon settlement (i.e., payment and delivery) of the Offers, provided Offeror has acquired at least a majority of the Company’s shares. Prior to resigning, the directors will fill the vacancies created by the resignation of the former directors by way of self-appointment (“cooptatie”) for a period until the next shareholders’ meeting of the Company by appointing new directors in replacement amongst the candidates nominated by Offeror.

Rule 14d-10 Matters

Prior to the expiration of the applicable acceptance period, the Company shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Heads of Agreement will be, entered into by the Company with current or future directors, officers or employees of the Company.

Employment and Employee Benefits

Offeror commits to implement and to cause the Company to implement, the retention arrangements set forth in the Heads of Agreement.

Integration Plan

Offeror commits to implement, and to cause the Company to implement, in all material respects, the integration plan set forth in the Heads of Agreement.

Reasonable Best Efforts to Complete the Offers; Regulatory Filings

Subject to the terms and conditions of the Heads of Agreement, the Company and Offeror shall (and shall cause their respective subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Heads of Agreement as promptly as practicable.

Offeror and, to the extent required by applicable law, the Company shall promptly (but in no event later than 10 Business Days after the date of the Heads of Agreement) prepare and file any materials, and take any actions required under U.S. and German antitrust laws. Additionally, Offeror and the Company and their respective counsel, subject to applicable law, agree to cooperate with each other in connection with any filing or submission with a governmental authority in the U.S., Belgium, German or otherwise (a “Governmental Authority”) in connection with the transactions contemplated by the Heads of Agreement (the “Transactions”) and in connection with any investigation or other inquiry relating to the Transactions. Notwithstanding the foregoing, in no event shall anything in the Heads of Agreement require, or be construed to require, Offeror or the Company to take, or agree to take, any action that would, individually or in the aggregate result in a material adverse effect on Offeror or the Company; provided that for purposes of determining whether a material adverse effect shall have occurred such effect shall be measured relative to the size of the Company and its subsidiary, taken as a whole.

Public Announcements

Any announcement relating to the Offers shall be made by mutual consent, except as otherwise required by law or regulation (whether in Belgium, the U.S. or otherwise) or by the FSMA, the SEC or any applicable securities exchange (such as in respect of the prospectus and the Opinion of the Company Board), in which case the parties shall (to the extent practicable and permissible under applicable law) consult with each other prior to such announcement regarding, the time, manner and contents of such announcement.

Termination

The Heads of Agreement terminates (subject to any rights accrued under the Heads of Agreement due to breach(es) of a party) in the case of the following events:

•	by mutual written consent of Offeror and the Company at any time prior to the closing of either of the Offers;

•	by either the Company or Offeror if any judgment issued by a court of competent jurisdiction or by a Governmental Authority, or a law or other legal restraint or prohibition, in each case making the consummation of either of the Offers illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and non-appealable; provided that a party shall not be permitted to terminate the Heads of Agreement pursuant to this such right if the issuance of such judgment was principally caused by or resulted from the failure of such party to fulfill any of its obligations under the Heads of Agreement in any material respect;

•	by either the Company or Offeror if the Belgian Offer has not been notified to the FSMA (in a valid manner) on the business day following the date of the Heads of Agreement (unless the FSMA raises an issue of admissibility of the notification of the Belgian Offer to the FSMA in accordance with Article 5 of the Royal Decree of 27 April 2007 on public tender offers (a “Notification”), in which case termination shall take effect if the FSMA has not accepted the Notification 24 hours following the filing thereof);

•	the notification to the FSMA of any unsolicited counter-bid or higher bid (provided that the Heads of Agreement will again become fully effective if Offeror launches a higher bid (and then as of such time)); or

•	the Belgian Offer being withdrawn (“intrekking”) by Offeror in accordance with the Royal Decree after approval of such withdrawal by the FSMA.

Termination Fee and Expenses

The Company agrees to pay to Offeror the following termination fee by way of lump-sum compensation for any loss or damages (including, but not limited to, costs and expenses incurred, lost opportunity costs, business dislocation, reputational harm or adverse market reaction) that may be suffered by Offeror if Offeror terminates this Agreement by reason of:

•	the Company’s failure to comply with its obligations with respect to (i) soliciting a Competing Offer, (ii) engaging in discussions with a party proposing a Competing Offer other than a party who proposes an Alternative Proposal or (iii) by providing non-public information to a party in relation to a Competing Transaction, except to any party that submits an Alternative Proposal, in which case the termination payment shall amount to €75 million; or

•	the Company withdrawing, qualifying or modifying in any manner adverse to Offeror the Opinion of the Company Board, in which case the break payment shall be equal to all costs incurred by Offeror in relation to the negotiations and entering into of the Confidentiality Agreement and the Heads of Agreement, the preparation and launching of the Offers and the termination of the Heads of Agreement including any and all fees paid by Offeror to financial, legal and other advisors.

Credit Agreement

On January 28, 2018, Offeror, as borrower, entered into the Credit Agreement (as defined above). Under the Credit Agreement, a committed term loan facility for a maximum principal amount of €4,200,000,000 has been made available to Offeror for the purposes of financing the completion of the acquisition of the Securities pursuant to the Offers and the payment of any fees, costs and expenses in connection with such acquisition.

For further information, see Section 9 — “Source and Amount of Funds”.

Confidentiality Agreement

Offeror and the Company entered into the Confidentiality Agreement on January 22, 2018. Under the terms of the Confidentiality Agreement, Offeror and the Company agreed that, subject to certain exceptions, that certain non-public information each may make available to the other will not be disclosed or used for any purpose other than the possible negotiated transaction involving Offeror and the Company. Offeror and the Company also agreed to certain “standstill” provisions, which were terminated upon Offeror’s firm intention to launch a public takeover bid in respect of all outstanding voting securities and securities granting access to voting rights of the Company on January 29, 2018.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference.

12.	Purpose of the Offers; Plans for the Company

Purpose of the Offers

The purpose of the Offers is for Offeror to acquire control of, and the entire equity interest in, the Company.

The principal rationale behind the Offers is to accelerate the development and maximize the commercial potential of the Company’s ongoing programs and to further leverage the platform with new programs. The acquisition of the Company is expected to significantly broaden Offeror’s specialty care portfolio and its long-term R&D capabilities.

Through the acquisition of the Company, Offeror will be able to utilize Caplacizumab, a first in class, wholly-owned development program for the treatment of aTTP (acquired Thrombotic Thrombocytopenic Purpura, a life-threatening autoimmune blood clotting disorder, which does not currently have an approved therapeutic drug). Access to Caplacizumab, as well as the acquisition of Bioverativ Inc., will allow Offeror to further expand its presence for rare blood disorders.

Plans for the Company

Offeror plans to operate and maintain the Company as a separate legal entity for a duration of at least 24 months following consummation of the Offers.

The Company has never declared or paid any dividend on its Shares and currently does not have any plans to change its dividend policy following consummation of the Offers.

Following consummation of the Offers, Offeror reserves the right to request the delisting of (i) the Shares from Euronext Brussels, (ii) the Convertible Bonds from the Frankfurt MTF (Freiverkehr) and (iii) the ADSs from NASDAQ, each in accordance with the applicable law. In addition, the Company will no longer be required to file reports pursuant to the Exchange Act and the ADS facility will be terminated.

13.	Certain Effects of the Offers

Market for Securities. If you do not tender your ADSs or Shares in the U.S. Offer, you will remain a holder of ADSs or Shares, as the case may be. The purchase of Securities pursuant to the Offers will reduce the number of holders of Securities and the number of Securities that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Securities held by persons other than Offeror. Offeror cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Securities or whether such reduction would cause future market prices to be greater or less than the price offered for such Securities in the Offers.

Euronext Brussels Listing of Shares. We may apply for a delisting of the Shares pursuant to Belgian law, which delisting must be approved by Euronext Brussels, subject to Euronext Brussels market rules and the FSMA does not oppose such delisting.

NASDAQ Listing of ADSs. Depending upon the number of Shares and ADSs purchased pursuant to the U.S. Offer, the ADSs may no longer meet the quantitative requirements for continued listing on NASDAQ. Even if the ADSs continue to meet the listing requirements of NASDAQ, Offeror reserves the right to seek to cause the Company to effect the delisting of the ADSs from NASDAQ as promptly as practicable after the completion of the Offers. Voluntary delisting is accomplished upon written notice to NASDAQ. If, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of NASDAQ for continued listing and the listing of the ADSs is discontinued, or if the ADSs are voluntarily delisted, the market for the ADSs could be adversely affected.

We may also request that the Company terminate the existing deposit agreement with JPMorgan Chase Bank, N.A., through which the ADSs are operated.

Margin Regulations. The ADSs and the underlying Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs and the underlying Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following completion of the U.S. Offer, ADSs and the underlying Shares would no longer constitute “margin securities” for the purpose of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The ADSs and the underlying Shares are currently registered under the Exchange Act. After the U.S. Offer is completed, the registration of ADSs and Shares with the SEC may be terminated by the Company upon application to the SEC if the U.S. average daily trading volume of Shares (including Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Shares on a worldwide basis for a recent 12-month period, or if Shares and/or ADSs are held by fewer than 300 persons resident in the U.S., determined based upon a look-through analysis.

Alternatively, the Company may qualify for suspension of reporting duties if its Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of ADSs and the underlying Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its security holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of furnishing an annual report on Form 20-F to security holders. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of ADSs and the underlying Shares under the Exchange Act were terminated, ADSs and the underlying Shares would no longer be eligible for listing on NASDAQ. Offeror reserves the right to seek to cause the Company to terminate the registration of ADSs and the underlying Shares under the Exchange Act as soon after consummation of the Offers as the requirements for termination of registration are met.

14.	Dividends and Distributions

The Company has never declared or paid any dividend on its Shares to date and does not anticipate doing so.

15.	Conditions of the Offers

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Heads of Agreement have the meanings set forth in the Heads of Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Offeror to accept for payment and pay for Securities validly tendered (and not withdrawn) pursuant to the Offers is subject to the satisfaction of the Minimum Tender Condition and the conditions below.

The Offers are not subject to any financing condition. Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Shares and/or ADSs promptly after the termination or withdrawal of the U.S. Offer) (the “Payment Rules”), to pay for any Shares held by U.S. holders or ADSs tendered pursuant to the U.S. Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered ADSs or Shares held by U.S. holders, and (subject to the provisions of the Heads of Agreement) may terminate the U.S. Offer and not accept for payment any tendered Shares held by U.S. holders or ADSs: (i) if the Heads of Agreement has been terminated in accordance with Article 7 thereof; or (ii) at the end of the Initial Expiration Date, if any of the following conditions shall not be satisfied or waived (except for the Belgian Offer Withdrawal Condition) by Offeror:

•	there shall have been tendered in the Offers (and not withdrawn) Securities representing at least 75% of the number of Shares (including Shares represented by ADSs) at the end of the initial acceptance period of the Belgian Offer (the “Minimum Tender Condition”);

•	(i) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Heads of Agreement under the HSR Act shall have expired or been terminated and (ii) the consent or approval required under the antitrust laws of Germany applicable to the transactions contemplated by the Heads of Agreement shall have been received, subject, however, to Article 4 of the Royal Decree (the “Antitrust Condition”);

•	no change or event has occurred prior to the publication of the results of either of the Offers that results in, or is at the moment reasonably likely to result (in such case, as confirmed by an independent expert), a loss (including loss of net asset value) or liability of the Company or its subsidiary, taken as a whole, with an impact on the consolidated net asset value of the Company and its subsidiary on an after tax basis exceeding €500 million (a “Material Adverse Change”); provided, however, certain events as detailed in the Heads of Agreement shall not be deemed a Material Adverse Change;

•	the Belgian Offer has not been withdrawn by Offeror as permitted by Belgian applicable law (the “Belgian Offer Withdrawal Condition”); and

•	there is no judgment issued by a court of competent jurisdiction or mandatory order by a Governmental Authority in the U.S. (whether federal, state or local) that would make the U.S. Offer illegal or otherwise prohibit the consummation thereof (the “Governmental Authority Condition”).

The foregoing conditions (the “Offer Conditions”) are in addition to, and not a limitation of, the rights of Offeror to extend, terminate or modify the Offers pursuant to the terms of the Heads of Agreement.

The foregoing conditions are for the sole benefit of Offeror and, except for the Belgian Offer Withdrawal Condition, may be waived by Offeror (either in whole or in part) at any time and from time to time and in the sole discretion of Offeror, subject in each case to the terms of the Heads of Agreement and applicable law. Any reference in this Section 15 or elsewhere in the Heads of Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived.

The Antitrust Condition has been satisfied by the expiration of the waiting period under the HSR Act with respect to the Offers on February 28, 2018 and the clearance by the German Federal Cartel Office of the Offers on February 27, 2018.

16.	Certain Legal Matters; Required Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Securities pursuant to the Offers or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Securities pursuant to the Offers. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Securities tendered pursuant to the Offers pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offers at any Expiration Date without accepting for payment any Securities validly tendered (and not withdrawn) pursuant to the Offers. Our obligation under the Offers to accept for payment and pay for Securities is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15 — “Conditions of the U.S. Offer.”

Antitrust Compliance

U.S. Competition Laws. Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions, including Offeror’s purchase of the Securities pursuant to the Offers, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Offeror and the Company filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on February 13, 2018.

At 11:59 pm New York City time on February 28, 2018, the waiting period under the HSR Act with respect to the Offers expired.

Notwithstanding the expiration of the applicable waiting period under the HSR Act, at any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Securities pursuant to the Offers, (ii) to require Offeror to divest Securities, or (iii) to require Offeror or the Company to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the closing of the Offers, any state or private party could seek to enjoin the completion of the Offers or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offers.”

German Competition Laws. Under part I chapter VII of the Act against Restraints of Competition (“ARC”), certain acquisition transactions, including Offeror’s purchase of the Securities pursuant to the Offers, may not be consummated until certain information has been furnished for review by the Federal Cartel Office (“FCO”) and either the FCO has declared clearance of the transaction or certain waiting period requirements have been satisfied. Offeror and the Company filed their notification with the FCO on February 9, 2018.

On February 27, 2018, the German Federal Cartel Office cleared the Offers.

The Antitrust Condition has been satisfied by the expiration of the waiting period under the HSR Act and the clearance by the Federal Cartel Office. The Offers continue to be subject to the remaining conditions set forth in this Offer to Purchase.

Statutory Exemption from Certain U.S. Tender Offer Requirements.

The U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Belgian law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment, Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the tender offer, where we will follow Belgian law and practice. In addition, we have been granted no action and/or exemptive relief by the SEC from certain of its otherwise applicable rules to allow the U.S. Offer to proceed in the manner described in this Offer Document. In particular, the SEC has granted the following:

•	no-action relief from the provisions of Rule 14d-11 to permit the U.S. Offer to be conducted with more than one subsequent offering period (including the Squeeze-Out period);

•	exemptive relief from Rule 14d-11(d) to permit the commencement of any subsequent offering period (including the Squeeze-Out period) in accordance with Belgian law and practice; and

•	exemptive relief from Rule 14d-11(e) to permit prompt payment of the Offer Price in any subsequent offering period (including a Squeeze-Out period) in accordance with Belgian law and practice.

17.	Appraisal Rights

No appraisal or similar rights are available to the holders of ADSs and U.S. holders of Shares in connection with the U.S. Offer.

18.	Fees and Expenses

Offeror has retained MacKenzie Partners, Inc. to be the Information Agent, BNP Paribas Fortis NV/SA to be the U.S. Share Tender Agent and JPMorgan Chase Bank, N.A. to be the U.S. ADS Tender Agent in connection with the U.S. Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, personal interview and other methods and may request banks, brokers, dealers and other nominees to forward materials relating to the U.S. Offer to beneficial owners of ADSs and U.S. holders of Shares.

The Information Agent, the U.S. Share Tender Agent and the U.S. ADS Tender Agent each will receive reasonable and customary compensation for their respective services in connection with the U.S. Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Information Agent, the U.S. Share Tender Agent and the U.S ADS Tender Agent) in connection with the solicitation of tenders of ADSs or Shares held by U.S. holders pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

19.	Miscellaneous

This Offer Document is intended solely for holders of ADSs and U.S. holders of Shares. Holders of Shares that are not U.S. holders may not use this Offer Document. Separate offer materials have been published and provided pursuant to the Belgian Offer.

The U.S. Offer is not being made, and the ADSs and Shares held by U.S. holders will not be accepted for purchase from or on behalf of any holder of ADSs or any U.S. holder of Shares, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of the U.S. Offer. Offeror has not sought and will not seek any regulatory approval of any securities exchange authority or similar regulatory authorities (other than competition and anti-trust authorities of Germany and the United States) outside Belgium and the United States in connection with the Belgian Offer or the U.S. Offer, respectively. Persons who come into possession of this document should inform themselves of and comply with any applicable legal restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of that jurisdiction. Offeror does not assume any responsibility for any violation by any person of any applicable legal restrictions.

No person has been authorized to give any information or to make any representation on behalf of Offeror not contained herein or in the Share Acceptance Letter, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Offeror, the Information Agent, the U.S. Share Tender Agent or the U.S. ADS Tender Agent for the purposes of the U.S. Offer.

Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the U.S. Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

OFFEROR

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The business address of each such director and executive officer is c/o Sanofi, 54, Rue La Boétie, 75008 Paris, France, + 33 1 53 77 40 00. Except as otherwise indicated, each director and executive officer is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Serge Weinberg Chairman of the Board of Directors

Serge Weinberg holds a Bachelor’s degree in Law, a Graduate Degree of « Institut d’Études Politiques » and is a Graduate of ENA (Ecole Nationale d’Administration). Since 2009, he has been a Director of Sanofi and was appointed Chairman of the Board in May 2010. He is also Chairman of the Strategy Committee and Chairman of the Appointments and Governance Committee of Sanofi. He was interim CEO between October 29, 2014 and April 1, 2015. Serge Weinberg has been an independent Director of Sanofi since October 2015. Serge Weinberg held different positions as a « sous-préfet » from 1976 to 1981, and became Chief of Staff of the French Budget Minister, Laurent Fabius, in 1981. After serving as Deputy General Manager for Finance at the French Television Channel FR3 (1982-1983), he became Chief Executive Officer and then Chairman of the Havas Tourisme Group from 1983 to 1987. He served as CEO of Pallas Finance for three years before joining the Pinault Group in 1990 as President of CFAO. In the Pinault Group he served as Chairman and CEO of Rexel from 1991 to 1995 and chaired the Management Board of the PPR Group (currently named Kering) for 10 years. He is Chairman of the investment firm Weinberg Capital Partners that he founded in March 2005. He is also Chairman of the supervisory board of Financière Climater SAS and of Financière Tess SAS, as well as a director of Madrigall. He is also a member of the Board of the Association française des entreprises privées (AFEP), a member of the Council on Foreign Relations and a founder of the Institute for Brain and Spinal Cord Disorders (ICM).

Serge Weinberg is a citizen of France.

Olivier Brandicourt Chief Executive Officer and Director	A physician by training, Olivier Brandicourt has 29 years of global experience in the pharmaceutical industry. He joined Sanofi in April 2015 after serving as Chief Executive Officer of Bayer Healthcare AG since 2013. In this role, he was responsible for leading the company’s global portfolio across the pharmaceuticals, consumer care, animal health, and medical care businesses. Prior to Bayer Healthcare, Mr. Brandicourt worked at Pfizer for 13 years, where he most recently served as a member of the Executive Leadership Team and as President and General Manager of the Emerging Markets and Established Products business units. Over his career at Pfizer, he served in a series of leadership positions, including heading its Global Primary Care business

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

unit from 2009 to 2012 and its Global Specialty Care business unit from 2008 to 2009. He also led its Cardiology business in the US, as well as several regional operations around the world. Mr. Brandicourt started his career as a Medical Director for the Region Africa at Warner-Lambert/Parke-Davis, where he held other senior positions in medical and marketing before being appointed General Manager of Canada. He also spent eight years with the Institute of Infectious and Tropical Diseases at the Pitié-Salpêtrière Hospital in Paris with a focus on malaria research in West and Central Africa and two years in the Republic of Congo as a doctor. He is a member of the Board of Management of the Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA), as well as a member and Vice-President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). He is also a member of the National Committee on U.S.-China Relations and an Honorary Member of the Royal College of Physicians in London. He is also President of Sanofi Biotechnology SAS. Olivier Brandicourt studied medicine in Paris where he specialized in Infectious Diseases and Tropical Medicine (University of Paris V) and holds an Advanced Degree in Cellular and Immunological Pathophysiology from the Paris Descartes University. He also holds a Master’s Degree in Biology (University of Paris XII).

Olivier Brandicourt is a citizen of France.

Laurent Attal Director

Laurent Attal holds a Doctorate of Medicine with a specialty in dermatology from the Faculty of Medicine in Paris, and holds an MBA from INSEAD (Institut Européen d’Administration des Affaires). He has been a Director of Sanofi and a member of the Strategy Committee since 2012. Laurent Attal joined L’Oréal in 1986 in France as a sales representative. Over the next several years, he held various positions within the Active Cosmetics division and was appointed CEO of Vichy in 1994. Four years later, He was named President of the Active Cosmetics division, with brands including Vichy, La Roche-Posay and Innéov, joint venture between L’Oréal and Nestlé related to Nutricosmetics. In 2002, he became member of the Executive Committee of L’Oréal and Head of the pharmaceutical company Galderma, the joint-venture between Nestlé and L’Oréal. From 2005 to 2009, he was President and CEO of L’Oréal USA. Since January 2010, he is Executive Vice-President Research and Innovation at L’Oréal. Laurent Attal is also Director of the Fondation d’Entreprise L’Oréal.

Laurent Attal is a citizen of France.

Dominique Carouge Executive Vice President, Business Transformation	Dominique Carouge is a graduate of “Ecole Supérieure de Commerce de Reims”. He also holds a CPA degree in France, as well as a Corporate Governance and Board management certificate from Sciences Po (Certificat d’Administrateur de Sociétés).

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Dominique Carouge started his career in 1985 as an external auditor at Ernst & Young (EY) both in France (Paris) and in the US (Philadelphia). He joined Sanofi in 1991. Since then and for the past 27 years, he held various finance positions of increasing responsibility and leadership across Australia, New Zealand, Germany and France. In 1991, he joined Roussel Uclaf where he upheld a series of progressive financial positions. In 1996, he was appointed Chief Financial Officer for Hoechst Marion Roussel in Australia. From 1999 to 2002, he was in charge of Business Planning and Reporting at Aventis Pharma in Frankfurt, Germany. In 2003, he is appointed Operations Controller for the Aventis Group.

In 2005, Dominique Carouge became Chief Financial Officer for the Vaccines division.

From 2009 to 2011, he held the role of VP, Chief Strategy and Finance Officer for Sanofi Pasteur, and the one of Vice-President, Administration & Management for Global R&D from 2011 to 2016.

On January 1st 2016, he was appointed Deputy CFO and Head of Finance Operations and Group Controlling.

He was appointed to his current position in January 2018 with an effective date on February 15, 2018.

Dominique Carouge is a citizen of France.

Robert Castaigne Independent Director

Robert Castaigne holds a degree from Ecole Centrale de Lille and Ecole Nationale Supérieure du Pétrole et des Moteurs and holds a Doctorate in economics. He has been a Director of Sanofi since 2000 and has been qualified as an independent director since May 4, 2012. He also serves as Chairman of the Audit Committee since March 2015. Between 1972 and 2008, Robert Castaigne held various positions at the Total group, including Chief Financial Officer and member of the Executive Committee (1994-2008). Robert Castaigne is currently Director of Société Générale, Vinci and Novatek.

Robert Castaigne is a citizen of France.

Bernard Charlès Independent Director

Bernard Charlès is a graduate of the Ecole Normale Supérieure engineering school in Cachan and has a Ph.D. in mechanical engineering majoring in automation engineering and information science. He also holds an Aggregation in mechanical engineering; this is the most senior teaching qualification achievable in France.

Bernard Charlès has served since May 2016 as Vice-Chairman and Chief Executive Officer of Dassault Systèmes, a world leader in 3D software with over 220,000 customers in 12 industry sectors. He has been CEO of Dassault Systèmes since September 1995. He joined the company in 1983 and created the New Technology, Research and Strategy division, before being appointed Director for Strategy, Research and Development

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

in 1988. Through his contributions to digital mock-up, product lifecycle management and 3DEXPERIENCE®, Bernard Charlès helped instill a culture of ongoing innovation to further consolidate Dassault Systèmes’ scientific capabilities and make science part of the company’s identity. He has been an independent Director of Sanofi since 2017.

Bernard Charlès is a member of the Academy of Technology (France) and of the National Academy of Engineering (United States).

Bernard Charlès is a citizen of France.

Olivier Charmeil Executive Vice President, General Medicines and Emerging Markets

Olivier Charmeil is a graduate of HEC (Ecole des Hautes Etudes Commerciales) and of the Institut d’Etudes Politiques in Paris.

Olivier Charmeil worked in the Mergers & Acquisitions department of Banque de l’Union européenne from 1989 to 1994. He joined Sanofi Pharma in 1994 as head of Business Development. He has held a number of key positions since then including CFO Asia, Chief of Staff to the Sanofi CEO, CEO of the French affiliate, and integration leader for the Sanofi and Aventis merger. In 2006, he was appointed Head of Asia Pharma Operations and, in 2008, Pharma Operations Japan was added to his responsibilities, as well as Asia/Pacific & Japan Vaccines in February 2009. Olivier Charmeil has lead Sanofi Pasteur since January 2011 and was named EVP Sanofi Pasteur in mid-2015.

He was appointed to his current position in June 2016.

Olivier Charmeil is a citizen of France.

Jérôme Contamine Executive Vice President, Chief Financial Officer

Jérôme Contamine is a Graduate of École Polytechnique (X), ENSAE (École Nationale de la Statistique et de l’Administration Économique), and ENA (Ecole Nationale d’Administration).

In 1988, after four years at the Cour des Comptes as a Senior State General Auditor, he joined Elf Aquitaine as advisor to the Chief Financial Officer and became Group Finance and Treasury Director in 1991. He became the General Manager of Elf Petroleum Norway in 1995, after being named Deputy Vice President of Elf Upstream Division for Europe and the U.S. In 1999, he was appointed as a member of the taskforce for integration with Total, in charge of the reorganization of the merged entity, TotalFinaElf, and, in 2000, became Vice President Europe and Central Asia, Upstream Division of Total.

The same year, he joined Veolia Environnement as CFO and Deputy General Manager. In 2003, he was appointed Vice-President Senior Executive, Deputy Chief Executive Officer, Financial Director of Veolia Environnement. Since 2006 he has been a director of Valeo. Jérôme Contamine joined Sanofi as Executive Vice President, Chief Financial Officer (CFO) in March 2009.

Jérôme Contamine is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Claudie Haigneré Independent Director

Claudie Haigneré is a rheumatologist, with a Doctorate in sciences majoring in neurosciences. In 1985, she was selected by the CNES (French National Space Center) as an astronaut candidate. She has been an independent Director of Sanofi since 2008, member of the Appointments and Governance Committee and of the Compensation Committee. Claudie Haigneré began her career as a rheumatologist at Cochin Hospital in Paris in 1984. In 1996, she participated in the scientific space mission to the MIR space station (Cassiopée, Franco-Russian mission), then in 2001, in the scientific and technical space mission to the International Space Station (Andromède mission). From 2002 to 2004, she was Deputy Minister for Research and New Technologies in the French government, then Deputy Minister for European Affairs from 2004 to 2005. Between 2005 and 2009, she was Counselor to the European Space Agency (ESA). Claudie Haigneré is currently a Director for several foundations in France: Fondation de L’Université de Lyon, Fondation C-Génial, Fondation d’Entreprise L’Oréal. She is also a Member of (i) Académie des Technologies, (ii) Académie des Sports, (iii) Académie Nationale de l’Air et de l’Espace and (iv) Académie des Sciences de l’Outre-Mer.

Claudie Haigneré is a citizen of France.

Patrick Kron Independent Director

Patrick Kron is a graduate of École polytechnique and the Paris École des mines. He has been an independent Director of Sanofi since 2014 and currently serves as Chairman of the Compensation Committee of Sanofi and Member of the Appointments and Governance Committee and the Strategy Committee of Sanofi. Patrick Kron started his career in the French Ministry of Industry where he served from 1979 until 1984. He then joined the Pechiney Group where from 1984 until 1988 he held operational responsibilities in one of the Group’s most important factories in Greece, becoming manager of the Greek subsidiary. From 1988 to 1993, he occupied several senior operational and financial positions within Pechiney, first managing a group of activities in the processing of aluminium and eventually as President of the Electrometallurgy Division. In 1993, he became a member of the Executive Committee of the Pechiney Group and was appointed Chairman of the Board of the Carbone Lorraine Company, a position he held until 1997. From 1995 to 1997, he ran the Food and Health Care Packaging Sector of Pechiney and held the position of Chief Operating Officer of the American National Can Company in Chicago (USA). From 1998 to 2002, Patrick Kron was Chief Executive Officer of Imerys before joining Alstom in 2002. He has been Chief Executive Officer of Alstom since January 1, 2003, and Chairman and Chief Executive Officer since March 11, 2003. Patrick Kron was awarded the Légion d’honneur in 2004 and is Officer of National Order of Merit since 2007. Additionally, he is a Director of Bouygues, Lafarge-Holcim and Elval Halcor S.A., Vice-President of the Les Arts Florissants choral group association and Chairman of Truffle Capital SAS and of PKC&I SAS.

Patrick Kron is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Fabienne Lecorvaisier Independent Director

Fabienne Lecorvaisier is a graduate of Ecole Nationale des Ponts et Chaussées. She is an independent Director at Sanofi and serves as a member of the Audit Committee since 2013. Fabienne Lecorvaisier began her career at Société Générale and later held various positions at Barclays Bank and the Banque du Louvre. In 1993, she joined the Essilor Group as Development Director before being appointed Finance and Information Systems Director of Essilor America in 1996, then Chief Financial Officer of the Group in 2001 and Senior Vice-President Strategy and Acquisitions in 2007. In 2008, she was appointed Chief Financial Officer of the Air Liquide Group, and member of its Executive Committee. Since July 2017, she has been appointed Executive Vice President of the Air Liquide Group in charge of Finance, Operations Control and General Secretariat. In addition to her current functions, the Legal Department, the General Control Department and the Shareholders Services report to her. Fabienne Lecorvaisier is Chairwoman and Chief Executive Officer of Air Liquide Finance SA and Air Liquide Welding SA and a Director of Air Liquide International, Air Liquide France Industries, Air Liquide Eastern Europe, Aqualung International SA, American Air Liquide Holdings and SOAEO. She is also Executive Vice President of Air Liquide International Corporation and Manager of Air Liquide US LLC.

Fabienne Lecorvaisier is a citizen of France.

Melanie Lee Independent Director

Melanie Lee, PhD, CBE, is Chief Scientific Officer at BTG plc (since November 2014), a company which operates in interventional medicine in vascular disease, oncology and pulmonology.

Following her academic career she spent 10 years at Glaxo/GlaxoWellcome (1988-1998). In 1998, Melanie Lee joined Celltech plc as Executive Director of Research. Celltech plc was subsequently acquired by UCB where she became Executive Vice President, Research and Development.

After leaving UCB in 2009 she had a successful tenure as CEO at Syntaxin Ltd, a UK based biotech and following the sale to Ipsen, founded NightstaRx Ltd, a Syncona backed company in 2014.

Melanie Lee received an undergraduate degree in Biology from the University of York and then a Ph.D. at National Institute for Medical Research in London.

She worked as a molecular genetics postdoc, first at Imperial College London on yeast and then from 1985 with Sir Paul Nurse, a Nobel Prize winner, at the Imperial Cancer Research Fund’s Lincoln’s Inn Laboratories. Melanie Lee received her CBE for services to medical science in 2009.

Melanie Lee is a British citizen.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Suet-Fern Lee Independent Director

Suet-Fern Lee holds a law degree from Cambridge University. She has been an independent Director of Sanofi since 2011. Suet-Fern Lee qualified as a Barrister-at-Law at Gray’s Inn, London in 1981 before being admitted to the Singapore Bar in 1992. She is a Partner of Morgan, Lewis & Bockius LLP and a Member of the Board. Since 2006, she is a member of the Board of Trustees of Nanyang Technological University and of the Accounting Advisory Board of National University of Singapore Business School. In 2007, she became a member of the Advisory Committee of the Singapore Management University School of Law. Suet-Fern Lee is currently a Board Member of Axa and member of the Supervisory Board of Rothschild in France. In Singapore, she is a Director of Stamford Corporate Services Pte Ltd. In the United States, she is a Director of the World Justice Project and of Morgan, Lewis & Bockius LLP. In the Cayman Islands, she is a Director of Caldecott Inc.

Suet-Fern Lee is a citizen of Singapore.

Karen Linehan Executive Vice President, Legal Affairs and General Counsel

Karen Linehan graduated from Georgetown University with Bachelor of Arts and Juris Doctorate degrees. Prior to practicing law, Ms. Linehan served on the congressional staff of the Speaker of the U.S. House of Representatives from September 1977 to August 1986. Until December 1990, she was an Associate in a law firm in New York, New York. In January 1991, she joined Sanofi as Assistant General Counsel of its U.S. subsidiary. In July 1996, Ms. Linehan moved to Paris to work on international matters within Sanofi and she has held a number of positions within the Legal Department, most recently as Vice President — Deputy Head of Legal Operations. She was appointed to her current position in March 2007.

Karen Linehan is a citizen of the United States of America and Ireland.

David Loew Executive Vice President of Sanofi Pasteur

David Loew has a degree in Finance and Marketing and an MBA from the University of St. Gallen. He started his career in the United States at Coopers & Lybrand and Hewlett Packard in 1990, before joining Roche in 1992. Over the next 21 years, David Loew held a variety of positions with Roche including Global Oncology Head, General Manager Switzerland, Global Chief Marketing Officer & Head of Global Product Strategy, Region Head Eastern Europe, Middle East and Africa for the Pharma Division of Roche. David Loew joined Sanofi in July 2013 as Senior Vice President Commercial Operations Europe and became Head of Global Commercial Operations at Sanofi Pasteur in January 2016. He was appointed to his current position in June 2016.

David Loew is a citizen of Switzerland.

Philippe Luscan Executive Vice President, Global Industrial Affairs	Philippe Luscan is a graduate of the Ecole Polytechnique and the Ecole des Mines in Biotechnology in Paris. He began his career in 1987 as a Head of Production at Danone. In 1990, he joined Sanofi as Head of Site at Sanofi Chemistry in Sisteron and was then named Head of Industrial

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Affairs at Sanofi in the United States followed by an appointment as Vice President Supply Chain, before being named Vice President Chemistry in September 2006. He was appointed Executive Vice President Global Industrial Affairs in September 2008. He was President of Sanofi in France from January 2015 until September 2017.

Philippe Luscan is a citizen of France.

Alan Main Executive Vice President, Consumer HealthCare

Alan Main has a BA (Hons) in International Marketing from Thames Polytechnic in London, and has completed various executive and leadership development programs at London, Harvard and Columbia Business Schools, as well as INSEAD (Asia). Alan Main has more than 30 years of marketing and general management experience in the Consumer Health and Medical Device fields, initially with Stafford Miller/Block Drug (now part of GlaxoSmithKline). He then moved to Merrell Dow (now part of Sanofi) and London Rubber Company. In 1992, he joined Roche Consumer Health where he took on positions of increasing responsibility in the United Kingdom, South Africa and the Asia-Pacific region. Following Bayer’s acquisition of Roche Consumer Health in 2004, Alan Main continued to hold key management roles, including Region Head for Asia Pacific and Europe. In 2010, Alan Main transferred to the medical device business of Bayer as Global President for Bayer Medical Care. He was appointed to his current position in October 2016.

Alan Main is a citizen of the United Kingdom.

Muzammil Mansuri Executive Vice President, Strategy & Business Development

Muzammil Mansuri holds a Bachelor of Science degree in Chemistry and a Ph.D. in Organic Chemistry from the University College London. He held post-doctoral positions at the University of California, Los Angeles (UCLA) and Columbia University. Muzammil Mansuri has more than 35 years of experience beginning in 1981 with Shell Research Limited where he began as a research scientist. After Shell, he spent several years with Bristol-Myers Company in various R&D roles with increasing responsibility. From 2007 to 2010, he was Chairman and CEO at CGI Pharmaceuticals. Before joining Sanofi, Muzammil’s most recent position was Senior Vice President, Research & Development Strategy and Corporate Development at Gilead Sciences. He was appointed to his current position in February 2016.

Muzammil Mansuri is a citizen of the United States of America and the United Kingdom.

Christian Mulliez Director	Christian Mulliez holds a degree from ESSEC (Ecole Supérieure des Sciences Economiques et Commerciales). He has been a Director of Sanofi since 2004, and serves as member of the Audit Committee and the Compensation Committee. From 1984 to 2002, Christian Mulliez held various positions at Synthélabo and then at Sanofi-Synthélabo, including Vice President Finance. Since 2003, he has been Executive Vice President and Chief Financial Officer of L’Oréal. Christian Mulliez

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
is also Chairman of the Board of Directors of Regefi and Director of DG 17 Invest in France. He is a Director of L’Oréal USA Inc. Christian Mulliez is a citizen of France.

Ameet Nathwani Executive Vice President, Medical Affairs

Dr. Nathwani was born in Uganda and studied in the United Kingdom. He qualified in medicine in 1987 in London, and acquired his specialization in Cardiology at a number of University Hospitals in London. He also has a diploma in Pharmaceutical Medicine and an executive Masters in Business Administration. Dr. Nathwani has more than twenty years’ experience in the pharmaceutical industry, beginning in 1994 when he joined Glaxo Group Research. Between 1994 and 2004, he held increasingly senior global functional and franchise leadership roles in research and development at Glaxo, SmithKline Beecham and GlaxoSmithKline, in Europe and the US. He joined Novartis in 2004 as Senior Vice President and Global Development Head of the Cardiovascular and Metabolic Franchise, and over an 11-year period held a number of senior development and commercial positions including the Global Head of the Critical Care Business Franchise. In June 2014, he was appointed Global Head of Medical Affairs at Novartis Pharma AG and became an extended member of the Pharma Executive Committee, where he led the establishment of a Real World Evidence Center of Excellence and Digital Medicine capability. He was appointed to his current position in May 2016.

Ameet Nathwani is a citizen of the United Kingdom.

Stefan Oelrich Executive Vice President, Diabetes & Cardiovascular

Stefan Oelrich holds a Master’s degree in Business Administration from the Business School of the Cologne Chamber of Commerce. Stefan Oelrich began his career in Bayer AG in Germany in 1992 where he held positions of increasing responsibility and leadership across Latin America, Europe and the US including General Manager for Bayer Healthcare in Belgium and in France. He led Bayer Pharmaceutical’s US Marketing as VP of Marketing followed by a promotion to SVP & General Manager US Women’s Healthcare. At Sanofi, Stefan Oelrich previously served as head of Sanofi’s global diabetes franchise since June 2016. Prior to that, he held the role of Diabetes & Cardiovascular (“DCV”) Europe Region Head & Sanofi Europe Coordinator, and he was heavily involved in establishing the DCV global business unit since mid-2015. Between 2011 and 2015 he served as General Manager in Germany, Switzerland and Austria.

Stefan Oelrich was appointed to his current position in October 2017.

Stefan Oelrich is a citizen of Germany.

Marion Palme Director Representing Employees	Marion Palme holds a Bachelor of Science in Chemical Engineering from Provadis School of International Management and Technology (Frankfurt, Germany). She has been a Director of Sanofi representing employees since May 2017. She has been an employee of Sanofi since 2002.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Marion was a member of the European Works Council from 2010 to 2017. She is a member of the German Industrial Union Mining, Chemistry, Energy (IG BCE). Marion Palme is a citizen of Germany.

Carole Piwnica Independent Director

Carole Piwnica holds a degree in law from Université Libre de Bruxelles and a Masters in law from New York University. She is an independent Director of Sanofi since 2010 and a member of the Audit Committee. Member of the bar of New York and Paris, Carole Piwnica started her career in 1985 at Proskauer Rose, New York, before joining the merger & acquisitions department of Shearman & Sterling, Paris, in 1987. She was General Counsel at Gardini et Associés from 1991 to 1994 when she joined Amylum Group where she was Chairman from 1996 to 2000. Between 1996 and 2006, she was Vice-President and Board Member of Tate & Lyle Plc, a world leader in sugar derivatives. Carole Piwnica currently is a Board Member of Eutelsat Communications and a Member of the Supervisory Board of the Audit committee and Strategic committee of Rothschild & Co in France. She is also Director of Naxos UK Ltd, a company specialized in private equity consulting in the UK, Director of Big Red, Elevance and of Amyris Inc. in the U.S and Director of i20 in the United Kingdom.

Carole Piwnica is a citizen of Belgium.

Roberto Pucci Executive Vice President, Human Resources

Roberto Pucci has a law degree from the University of Lausanne, Switzerland. He started his career in 1985 at Coopers & Lybrand in Geneva, Switzerland as an external auditor. He then joined Hewlett-Packard (HP) in 1987, where he held various positions in Human Resources in Switzerland and Italy including HR Manager for the European Headquarters and Human Resources Director in Italy. In 1999, he became Director, Compensation & Benefits for Agilent Technologies, a spin off from HP, and was appointed Vice President Human Resources Europe in 2003. In 2005, he moved to the United States to join Case New Holland, a subsidiary of the Fiat Group, as Senior Vice President, Human Resources, and, in 2007, was appointed Executive Vice President, Human Resources for the Fiat Group in Turin, Italy. Roberto Pucci joined Sanofi as Executive Vice President Human Resources in October 2009.

Roberto Pucci is a citizen of Italy and Switzerland.

Christian Senectaire Director Representing Employees

Christian Senectaire has 30 year experience in employee representative bodies and social dialogue. He has been a Director at Sanofi representing employees since May 2017. He was designated by the CFDT, the company’s first trade union organization in France.

Christian Senectaire has been with Sanofi (and former companies Roussel-Uclaf, HMR, Aventis) since 1985. He is a qualified production technician at Sanofi’s Vertolaye site (Auvergne-Rhône-Alpes region).

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

He has been involved in employee representation since 1987. Specifically, he has been an alternate member of the Works Council at the Vertolaye site and of the Sanofi Chimie Works Central Council (1995-2017) and Secretary of this body (2005 to 2006), the Committee on hygiene, safety and working conditions (CHSCT) and the employee representatives; member of the Sanofi Group Works Council (2005 - 2017) and Secretary of this body (2005 to 2006 and 2010 to 2013). He has also been the Central Delegate for the CFDT union, Sanofi Chimie from 2013 to 2017 and Deputy Group Delegate for the CFDT union, Sanofi France from 2015 to 2016. Christian Senectaire has also been a member of the supervisory boards of PEG and PERCO (Group savings and pension savings plans) since 2009. Christian Senectaire is Member of the Compensation and Disclosure Committee of Laboratoires Pichot SAS.

Christian Senectaire is a citizen of France.

Bill Sibold Executive Vice President, Sanofi Genzyme

Bill Sibold holds an MBA from Harvard Business School and a BA in Molecular Biophysics and Biochemistry from Yale University. Bill Sibold has more than twenty-five years of experience in the biopharmaceutical industry since starting his career with Eli Lilly. He held a number of leadership positions within Biogen, including driving their U.S. commercial operations in neurology, oncology and rheumatology and general management of Biogen’s Australian and Asia-Pacific business. In addition to his time with Biogen, Bill Sibold also served as the chief commercial officer of Avanir Pharmaceuticals.

Bill Sibold joined Sanofi in late 2011 as head of the MS franchise where he oversaw the successful launches of Aubagio® and Lemtrada®. He most recently served as head of Sanofi Genzyme’s Global Multiple Sclerosis, Oncology and Immunology organization, a position he held since January 2016 and where he led preparation for the global launches of Dupilumab and Sarilumab.

Since July 2017, Bill Sibold has been Executive Vice President Sanofi Genzyme of the Specialty Care Global Business Unit, Sanofi Genzyme.

Bill Sibold is a citizen of the United States of America and Canada.

Diane Souza Independent Director	Diane Souza holds a degree in Accounting from University of Massachusetts and an honorary doctorate in Business Studies from University of Massachusetts Dartmouth. She is a Certified Public Accountant. She is an independent Director of Sanofi since 2016 and a member of the Compensation Committee. Diane Souza started her career as an Audit Staff Accountant at Price Waterhouse in 1979, then held various positions at Deloitte Haskins & Sells from 1980-1988 before returning to Price Waterhouse from 1988-1994. From 1994-2006, she held various senior positions at Aetna Inc. From 2007-2008, she served as Principal Consultant at Strategic Business Solutions, LLC and from 2008-2014, she served as Chief Operating Officer of OptumHealth Specialty

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Benefits, then Chief Executive Officer of UnitedHealthcare Specialty Benefits. She is a Director at Farm Credit East in the United States. Diane Souza is a citizen of the United States of America.

Thomas Südhof Independent Director

Thomas Südhof holds a medical degree from the University of Göttingen Medical School (Germany).

Thomas Südhof has been an independent director of Sanofi since 2016.

He is the Avram Goldstein Professor in the School of Medicine of Stanford University, as well as a Professor of Molecular & Cellular Physiology, Neurosurgery, Psychiatry, and Neurology. Prior to this position, he spent 25 years at the University of Texas, Southwestern, where he acted as Chairman of the Department of Neuroscience. Most of his research at that time focused on the mechanisms of synaptic information transmission which have pharmacological consequences for the treatment of neurodegenerative and neuro-psychiatric diseases. Thomas Südhof won the Nobel Prize in Physiology or Medicine (shared with James Rothman and Randy Shekman) in 2013, the Albert Lasker Medical Basic Research Award together with Richard Scheller, as well as the Bernhard Katz Award of the Biophysical Society (shared with Reinhard Jahn).

Thomas Südhof is a citizen of Germany and the United States of America.

Kathleen Tregoning Executive Vice President, External Affairs

Kathleen Tregoning received her Bachelor’s degree in International Relations from Stanford University and her master’s degree in Public Policy from the Kennedy School of Government at Harvard University. Kathleen Tregoning has more than 20 years of professional experience in policy, advocacy, stakeholder outreach and external engagement. She began her career in 1993 with Andersen Consulting in San Francisco and then later served as Assistant Deputy Mayor, Office of the Mayor for the City of Los Angeles. In 2001, Kathleen Tregoning moved to Washington, D.C. where she served in various healthcare policy positions in the U.S. Senate and U.S. House of Representatives, including a tenure with the House Ways & Means Committee, the House Energy & Commerce Committee. Kathleen Tregoning joined Biogen in 2006 as Vice President, Public Policy & Government Affairs and, in 2015, was appointed Senior Vice President, Corporate Affairs. She was appointed to her current position in February 2017.

Kathleen Tregoning is a citizen of the United States of America.

Elias Zerhouni, MD President, Global Research and Development	Born in Algeria where he completed his initial medical training, Elias Zerhouni continued his academic career at the Johns Hopkins University and Hospital (United States) in 1975 where he rose to the rank of professor of Radiology and Biomedical Engineering. He served as Chair of the Russell H. Morgan Department of Radiology and Radiological

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Sciences, Vice Dean for Research and Executive Vice Dean of the School of Medicine from 1996 to 2002 before his appointment as Director of the National Institutes of Health of the United States of America from 2002 to 2008. Elias Zerhouni was received as member of the US National Academy of Sciences’ Institute of Medicine in 2000. He was appointed as Chair of Innovation at the Collège de France and elected a member of the French Academy of Medicine in 2010, and received the Transatlantic Innovation Leadership award in December 2011. He is the author of over 200 scientific publications and has filed eight patents. In February 2009, Sanofi named Elias Zerhouni Scientific Advisor to the Chief Executive Officer and to the Senior Vice-President Research & Development. He was appointed President Global Research & Development Medicines and Vaccines and became a member of Sanofi’s Executive Committee in January 2011. In 2013, he was appointed as a member of the US National Academy of Engineering. He is also a member of the Board of Directors of Danaher.

Dr. Zerhouni is a citizen of the United States of America.

Manually signed facsimiles of the Share Acceptance Form, properly completed, will be accepted. The Share Acceptance Form and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the U.S. Share Tender Agent or the U.S. ADS Tender Agent, as applicable, at one of its addresses set forth below:

The U.S. Share Tender Agent for the U.S. Offer is:

BNP Paribas Fortis NV/SA

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
Rue Montagne du Parc 3 1000 Brussels, Belgium	Rue Montagne du Parc 3 1000 Brussels, Belgium

The U.S. ADS Tender Agent for the U.S. Offer is:

JPMorgan Chase Bank, N.A.

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
JPMorgan Chase Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	JPMorgan Chase Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase and the Share Acceptance Form may also be obtained from the Information Agent. Security holders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

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